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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                            NETWORK APPLIANCE, INC.,

                               NAGANO SUB, INC.,

                                       and

                           SPINNAKER NETWORKS, INC.,

                          Dated as of November 3, 2003

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                                TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS.........................................................................     2

         1.1      DEFINED TERMS...............................................................     2
         1.2      INTERPRETATION PROVISIONS...................................................    15

ARTICLE 2 THE MERGER..........................................................................    16

         2.1      THE MERGER..................................................................    16
         2.2      EFFECTIVE TIME..............................................................    16
         2.3      EFFECT OF THE MERGER........................................................    17
         2.4      CERTIFICATE OF INCORPORATION; BYLAWS........................................    17
         2.5      DIRECTORS AND OFFICERS......................................................    17
         2.6      CONVERSION OF SECURITIES....................................................    17
         2.7      SURRENDER OF CERTIFICATES...................................................    18
         2.8      NO FURTHER OWNERSHIP RIGHTS IN SHARES OF COMMON STOCK AND PREFERRED STOCK...    19
         2.9      LOST, STOLEN OR DESTROYED CERTIFICATES......................................    20
         2.10     ESCROW OF MERGER SHARES.....................................................    20
         2.11     DISSENTING SHARES...........................................................    20
         2.12     OPTIONS/RESTRICTED STOCK UNITS..............................................    21
         2.13     WARRANTS....................................................................    22
         2.14     TAKING OF NECESSARY ACTION; FURTHER ACTION..................................    23
         2.15     WITHHOLDING.................................................................    23

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................    23

         3.1      ORGANIZATION OF THE COMPANY.................................................    24
         3.2      CAPITALIZATION OF THE COMPANY...............................................    24
         3.3      STOCKHOLDERS' AGREEMENTS, ETC...............................................    25
         3.4      AUTHORIZATION...............................................................    25
         3.5      OFFICERS AND DIRECTORS......................................................    26
         3.6      BANK ACCOUNTS...............................................................    26
         3.7      SUBSIDIARIES................................................................    26
         3.8      REAL PROPERTY...............................................................    26
         3.9      PERSONAL PROPERTY...........................................................    27
         3.10     ENVIRONMENTAL MATTERS.......................................................    28
         3.11     CONTRACTS...................................................................    29
         3.12     NO CONFLICT OR VIOLATION; CONSENTS..........................................    31
         3.13     PERMITS.....................................................................    31
         3.14     FINANCIAL STATEMENTS; BOOKS AND RECORDS.....................................    31
         3.15     ABSENCE OF CERTAIN CHANGES OR EVENTS........................................    32
         3.16     LIABILITIES.................................................................    33
         3.17     LITIGATION..................................................................    34
         3.18     LABOR MATTERS...............................................................    34
         3.19     EMPLOYEE BENEFIT PLANS......................................................    35
         3.20     TRANSACTIONS WITH RELATED PARTIES...........................................    37
         3.21     COMPLIANCE WITH LAW.........................................................    38
         3.22     PROPRIETARY RIGHTS..........................................................    38
         3.23     TAX MATTERS.................................................................    40
         3.24     REORGANIZATION TREATMENT....................................................    43
         3.25     INSURANCE...................................................................    44
         3.26     ACCOUNTS RECEIVABLE.........................................................    44
         3.27     CUSTOMERS...................................................................    44
         3.28     SUPPLIERS...................................................................    44
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         3.29     BROKERS; TRANSACTION COSTS..................................................    45
         3.30     FOREIGN CORRUPT PRACTICES ACT...............................................    45
         3.31     STOCKHOLDER VOTE REQUIRED...................................................    45
         3.32     INFORMATION SUPPLIED BY THE COMPANY.........................................    45
         3.33     ACQUISITION PROPOSALS.......................................................    46
         3.34     MATERIAL MISSTATEMENTS OR OMISSIONS.........................................    46

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB....................................    46

         4.1      ORGANIZATION................................................................    46
         4.2      CAPITALIZATION..............................................................    46
         4.3      VALID ISSUANCE OF MERGER SHARES.............................................    47
         4.4      AUTHORIZATION...............................................................    47
         4.5      NO CONFLICT OR VIOLATION; CONSENTS..........................................    47
         4.6      REPORTS AND FINANCIAL STATEMENTS............................................    48
         4.7      REORGANIZATION TREATMENT....................................................    48

ARTICLE 5 ACTIONS BY THE COMPANY, PARENT AND SUB..............................................    50

         5.1      CONDUCT OF BUSINESS.........................................................    50
         5.2      ACCESS BY PARENT............................................................    52
         5.3      NOTIFICATION OF CERTAIN MATTERS.............................................    52
         5.4      ACQUISITION PROPOSALS.......................................................    52
         5.5      COMPANY STOCKHOLDER APPROVAL................................................    53
         5.6      FAIRNESS HEARING; REGISTRATION OF SHARES....................................    53
         5.7      NASDAQ LISTING OF ADDITIONAL SHARES APPLICATION.............................    54
         5.8      TAKEOVER STATUTES...........................................................    54
         5.9      FURTHER ASSURANCES..........................................................    54
         5.10     EMPLOYEES...................................................................    54
         5.11     BRIDGE LOANS................................................................    55
         5.12     [INTENTIONALLY OMITTED].....................................................    55
         5.13     DIRECTORS...................................................................    55
         5.14     WARRANTS....................................................................    56
         5.15     NET LIABILITIES; DISPUTES...................................................    56

ARTICLE 6 TAX MATTERS.........................................................................    56

         6.1      TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE............................    56
         6.2      TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE..............    56
         6.3      COOPERATION ON TAX MATTERS..................................................    57
         6.4      CONTEST PROVISIONS..........................................................    57
         6.5      REORGANIZATION MATTERS......................................................    58
         6.6      CERTAIN TAXES...............................................................    58
         6.7      FIRPTA CERTIFICATE..........................................................    58

ARTICLE 7 CONDITIONS TO THE COMPANY'S OBLIGATIONS.............................................    58

         7.1      REPRESENTATIONS, WARRANTIES AND COVENANTS...................................    59
         7.2      FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT..................    59
         7.3      GOVERNMENTAL CONSENTS.......................................................    59
         7.4      NO ACTIONS OR COURT ORDERS..................................................    59
         7.5      STOCKHOLDER APPROVAL........................................................    59
         7.6      LEGAL OPINION...............................................................    59
         7.7      LISTING.....................................................................    59

ARTICLE 8 CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS........................................    60

         8.1      REPRESENTATIONS, WARRANTIES AND COVENANTS...................................    60
         8.2      FAIRNESS APPROVAL; EFFECTIVENESS OF REGISTRATION STATEMENT..................    60
         8.3      CONSENTS....................................................................    60
         8.4      NO ACTIONS OR COURT ORDERS..................................................    60
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         8.5      AGREEMENTS..................................................................    60
         8.6      EMPLOYEES...................................................................    60
         8.7      STOCKHOLDER APPROVAL........................................................    60
         8.8      LISTING.....................................................................    61
         8.9      LEGAL OPINION...............................................................    61
         8.10     DISSENTERS RIGHTS...........................................................    61
         8.11     ESCROW AGREEMENTS...........................................................    61
         8.12     ADDITIONAL EQUITY AWARD GRANTS..............................................    61
         8.13     401(K) PLAN TERMINATION.....................................................    61
         8.14     NET LIABILITIES CERTIFICATE.................................................    61
         8.15     FINANCIAL INFORMATION.......................................................    61

ARTICLE 9 CLOSING.............................................................................    61

ARTICLE 10 INDEMNIFICATION....................................................................    62

         10.1     SURVIVAL OF REPRESENTATIONS, ETC............................................    62
         10.2     INDEMNIFICATION.............................................................    62
         10.3     NO RIGHT OF CONTRIBUTION....................................................    64
         10.4     THRESHOLD; LIMITATIONS ON INDEMNITY.........................................    64
         10.5     STOCKHOLDER REPRESENTATIVE; POWER OF ATTORNEY...............................    65

ARTICLE 11 MISCELLANEOUS......................................................................    66

         11.1     TERMINATION.................................................................    66
         11.2     ASSIGNMENT..................................................................    66
         11.3     NOTICES.....................................................................    66
         11.4     CHOICE OF LAW...............................................................    67
         11.5     REPRESENTATION BY COUNSEL...................................................    67
         11.6     ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS....................................    68
         11.7     COUNTERPARTS................................................................    68
         11.8     INVALIDITY..................................................................    68
         11.9     EXPENSES....................................................................    68
         11.10    PUBLICITY...................................................................    68
         11.11    NO THIRD PARTY BENEFICIARIES................................................    68
         11.12    DISPUTE RESOLUTION..........................................................    68
         11.13    WAIVER OF JURY TRIAL........................................................    69
         11.14    SERVICE OF PROCESS; CONSENT TO JURISDICTION.................................    69
         11.15    ATTORNEY FEES...............................................................    70
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SCHEDULE 2.5       DIRECTORS AND OFFICERS OF SURVIVING CORPORATION
SCHEDULE 3.1       ORGANIZATION OF THE COMPANY
SCHEDULE 3.2(a)    AUTHORIZED CAPITALIZATION
SCHEDULE 3.2(b)    OPTIONS
SCHEDULE 3.2(c)    WARRANTS
SCHEDULES 3.3      STOCKHOLDERS' AGREEMENTS, ETC.
SCHEDULE 3.5       OFFICERS AND DIRECTORS
SCHEDULE 3.6       BANK ACCOUNTS
SCHEDULE 3.7       SUBSIDIARIES
SCHEDULE 3.8(b)    LEASED REAL PROPERTY
SCHEDULE 3.9(b)    OWNED PERSONAL PROPERTY
SCHEDULE 3.9(c)    LEASED PERSONAL PROPERTY
SCHEDULE 3.10(a)   COMPLIANCE
SCHEDULE 3.10(d)   ENVIRONMENTAL INDEMNITIES
SCHEDULE 3.10(f)   ENVIRONMENTAL REPORTS
SCHEDULE 3.11(a)   CONTRACTS
SCHEDULE 3.11(b)   ABSENCE OF DEFAULTS
SCHEDULE 3.12      NO CONFLICT OR VIOLATION; CONSENTS (COMPANY)

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SCHEDULE 3.13      PERMITS
SCHEDULE 3.15      ABSENCE OF CERTAIN CHANGES OR EVENTS
SCHEDULE 3.17      LITIGATION
SCHEDULE 3.18(c)   SEVERANCE OBLIGATIONS
SCHEDULE 3.19      EMPLOYEE BENEFIT PLANS
SCHEDULE 3.20      TRANSACTIONS WITH RELATED PARTIES
SCHEDULE 3.22(a)   INTELLECTUAL PROPERTY; GENERAL
SCHEDULE 3.23(e)   TAX ELECTIONS
SCHEDULE 3.25      INSURANCE
SCHEDULE 3.26      ACCOUNTS RECEIVABLE
SCHEDULE 3.26(b)   EMPLOYEE LOANS
SCHEDULE 3.27      CUSTOMERS
SCHEDULE 3.28      SUPPLIERS
SCHEDULE 3.29      BROKERS; TRANSACTION COSTS
SCHEDULE 4.5       NO CONFLICT OR VIOLATION; CONSENTS (PARENT)
SCHEDULE 5.1       CONDUCT OF BUSINESS
SCHEDULE 7.3       GOVERNMENTAL CONSENTS
SCHEDULE 8.3       CONSENTS

EXHIBIT A          FORM OF VOTING AGREEMENT; LIST OF PARTIES TO VOTING AGREEMENT
EXHIBIT B          FORM OF KEY GROUP NON-COMPETITION AGREEMENT
EXHIBIT C          FORM OF CORE EMPLOYEE NON-COMPETITION AGREEMENT
EXHIBIT D          FORM OF STOCK RESTRICTION AGREEMENT
EXHIBIT E          FORM OF INDEMNITY ESCROW AGREEMENT
EXHIBIT F          CORE EMPLOYEES
EXHIBIT G          KEY GROUP EMPLOYEES
EXHIBIT H          CERTIFICATE OF INCORPORATION
EXHIBIT I          BYLAWS
EXHIBIT J          ADDITIONAL EQUITY AWARDS
EXHIBIT K          BRIDGE LOAN AGREEMENT
EXHIBIT L          OTHER EMPLOYEES
EXHIBIT M          OPINIONS OF LATHAM & WATKINS, LLC, COUNSEL TO PARENT
EXHIBIT N          OPINIONS OF GENERAL COUNSEL TO PARENT
EXHIBIT O          OPINIONS OF COUNSEL TO THE COMPANY

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER is dated as of November 3, 2003 (the "Agreement"), by and among Network Appliance, Inc., a Delaware corporation ("Parent"), Nagano Sub, Inc., a Delaware corporation ("Sub"), and Spinnaker Networks, Inc., a Delaware corporation (the "Company").

                                    RECITALS:

         A. The Boards of Directors of Parent, Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders for Parent, Sub and the Company to enter into a business combination upon the terms and subject to the conditions set forth herein.

         B. In furtherance of such combination, the Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL").

         C. Parent, Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

         D. Pursuant to the Merger, each outstanding share of common stock, par value $0.0001 per share, of the Company (the "Common Stock") shall be converted solely into the right to receive Parent Stock (as defined herein), upon the terms and subject to the conditions set forth herein.

         E. As an inducement to Parent and Sub to enter into this Agreement, the stockholders of the Company set forth on Exhibit A hereto have entered into a Voting Agreement with Parent, in the form attached as Exhibit A hereto (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed to vote the shares of Common Stock owned by them in favor of the Merger and adoption of this Agreement and approving the Option Plan Amendment (as defined herein).

         F. As an inducement to Parent and Sub to enter into this Agreement, certain of the Key Group Employees (defined herein) have entered into Non-Competition Agreements with Parent, each in substantially the form attached as Exhibit B hereto (the "Key Group Non-Competition Agreements"), each to be effective upon the Closing of the Merger.

         G. As an inducement to Parent and Sub to enter into this Agreement, the Core Employees (as defined herein) have entered into Non-Competition Agreements with Parent, each in substantially the form attached as Exhibit C hereto (the "Core Employee Non-Competition Agreements"), each to be effective upon the Closing of the Merger.

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         H.       As an inducement to Parent and Sub to enter into this
Agreement, the Core Employees have entered into agreements with Parent, each in substantially the form attached as Exhibit D hereto (the "Stock Restriction Agreements"), restricting the resale of a portion of the shares issued to them at the Closing of the Merger, requiring that such shares be deposited in escrow at the Closing, and requiring that such shares be subject to forfeiture upon the occurrence of certain events set forth in such agreements, such shares to be disbursed in accordance with an escrow agreement, in substantially the form attached as an exhibit to the Stock Restriction Agreements (the "Retention Escrow Agreement"), to be entered into prior to the Closing of the Merger, by and among Parent, the Core Employees and the Retention Escrow Agent (as defined herein).

         I. A portion of the shares of Parent Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent at the Closing for purposes of satisfying indemnification obligations of the Stockholders to Parent, and shall disbursed in accordance with an escrow agreement, substantially in the form attached hereto as Exhibit E (the "Indemnity Escrow Agreement"), to be entered into prior to the Closing of the Merger, by and among Parent, the Stockholder Representative (as defined herein) and the Depositary Agent (as defined herein).

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

                  "401(k) Plan" has the meaning set forth in Section 8.13.

                  "AAA" has the meaning set forth in Section 11.12.

                  "Acquisition Proposal" has the meaning set forth in Section 3.33.

                  "Action" means any action, order, writ, injunction, judgment or decree outstanding, or claim, suit, litigation, proceeding, arbitration or mediation.

                  "Additional Equity Awards" has the meaning set forth in
Section 5.10(c).

                  "Affiliate" of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

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                  "Agreement" has the meaning set forth in the Preamble.

                  "Ancillary Agreements" means, collectively, the Indemnity Escrow Agreement, the Retention Escrow Agreement, the Non-Competition Agreements, the Voting Agreements, the Stock Restriction Agreements, the Option Plan Amendment and the Bridge Loan Agreement and "Ancillary Agreement" means any one of the other agreements required hereunder.

                  "Arbitrable Claim" has the meaning set forth in Section 11.12.

                  "Assets" means the right, title and interest of the Company and its Subsidiaries in properties, assets and rights of any kind, whether tangible or intangible, real or personal, including without limitation the right, title and interest in the following:

                  (a)      all Contracts and Contract Rights;

                  (b)      all Fixtures and Equipment;

                  (c)      all Inventory;

                  (d)      all Books and Records;

                  (e)      all Proprietary Rights;

                  (f)      all Permits;

                  (g) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to the Company or its Subsidiaries;

                  (h) all cash, accounts receivable, deposits and prepaid expenses; and

                  (i)      all goodwill.

                  "Balance Sheet Date" means December 31, 2002.

                  "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) to the extent the Company currently has or may incur liability for payments or benefits thereunder and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, compensatory stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or

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any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with such any entity).

                  "Benefits Date" has the meaning set forth in Section 5.10(a).

                  "Books and Records" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by the Company or its Affiliates.

                  "Bridge Amount" has the meaning set forth in Section 5.11.

                  "Bridge Loan" has the meaning set forth in Section 5.11.

                  "Bridge Loan Agreement" has the meaning set forth in Section 5.11.

                  "BSD" has the meaning set forth in Section 3.22(e).

                  "Business" means the business and operations of the Company and its Subsidiaries.

                  "California Permit" has the meaning set forth in Section 3.32.

                  "CCC" means California Corporation Code.

                  "Certificate of Merger" has the meaning set forth in Section 2.2.

                  "Certificates" has the meaning set forth in Section 2.7(a).

                  "Claim" has the meaning set forth in Section 10.2(b).

                  "Claim Expiration Date" has the meaning set forth in Section 10.1.

                  "Claim Notice" has the meaning set forth in Section 10.2(b).

                  "Closing" has the meaning set forth in Section 2.1(b).

                  "Closing Date" means the date of the Closing.

                  "Closing Average Price" means the average of the per share closing sale prices of Parent Stock on the NASDAQ National Market as reported in the Wall Street Journal for the ten consecutive Trading Days ending with the second to last Trading Day prior to the Closing Date.

                  "Closing Price" means the per share closing sales price of the Parent Stock on the NASDAQ National Market as reported in the Wall Street Journal for the Trading Day immediately prior to the Closing Date.

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                  "Code" has the meaning set forth in the Recitals.

                  "Commissioner" has the meaning set forth in Section 5.6.

                  "Common Stock" has the meaning set forth in the Recitals.

                  "Company" has the meaning set forth in the Preamble.

                  "Company Board" has the meaning set forth in Section 2.12(a).

                  "Company Closing Certificate" has the meaning set forth in
Section 8.1.

                  "Company Confidentiality Agreement" means that certain Letter Agreement dated as of September 29, 2003 between Parent and the Company.

                  "Company Fully Diluted Capitalization" means, as of immediately prior to the Effective Time, the number of shares of Common Stock
(i) outstanding, assuming the Additional Equity Awards were granted immediately prior to such time; (ii) issued or issuable upon conversion of all outstanding shares of Preferred Stock, (iii) issued or issuable upon exercise of all outstanding Company Warrants, and (iv) issuable upon exercise of all outstanding Company Options, assuming the Additional Equity Awards were granted immediately prior to such time.

                  "Company Material Adverse Effect" or "Company Material Adverse Change" means a Material Adverse Effect or Material Adverse Change (i) with respect to the Company and its Subsidiaries, taken as a whole, or (ii) on the ability of the Company to perform its obligations under or to consummate the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

                  "Company Options" means options to purchase shares of Common Stock issued or issuable by the Company pursuant to the Company Stock Option Plan.

                  "Company Restricted Stock Units" means restricted stock units for shares of Common Stock issued or issuable by the Company pursuant to the Company Stock Option Plan and as part of the Additional Equity Awards pursuant to Section 5.10.

                  "Company Stock Option Plan" means the 2000 Stock Plan of the Company.

                  "Company Warrants" means warrants to purchase 148,148 shares of Series A Preferred Stock and 600,583 shares of Series B Preferred Stock.

                  "Consents" means any and all Permits and any and all notices to, consents, approvals, clearances, ratifications, permissions, authorizations or waivers from third parties, including governmental authorities, that are required for the consummation of the transactions contemplated by this Agreement.

                  "Contract Rights" means all rights and obligations under Contracts.

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                  "Contracts" means all agreements, contracts, subcontracts, leases (whether for real or personal property), purchase orders, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, notes, obligations, options, warranties and commitments binding on the Company or one of its Subsidiaries or by which any of the Assets are bound, whether written or oral.

                  "Core Employee Non-Competition Agreements" has the meaning set forth in the Recitals.

                  "Core Employees" means those employees set forth on Exhibit F.

                  "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

                  "Damage Cap" has the meaning set forth in Section 10.2(c).

                  "Damage Threshold" has the meaning set forth in Section 10.4.

                  "Damages" has the meaning set forth in Section 10.2(a).

                  "Default" means (a) a breach of or default under any Contract,
(b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination or acceleration under any Contract.

                  "Depositary Agent" means the depositary agent under the Indemnity Escrow Agreement, which depositary agent shall be designated by Parent and the Company prior to Closing, or any alternative or successor agent.

                  "DGCL" has the meaning set forth in the Recitals.

                  "Dispute Notice" has the meaning set forth in Section 5.15.

                  "Dissenting Shares" has the meaning set forth in Section 2.11(a).

                  "Effective Time" has the meaning set forth in Section 2.2.

                  "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

                  "Employees" means all Persons employed by the Company and its Subsidiaries on a full or part-time basis, whether on active status or on leaves of absence.

                  "Encumbrance" means any claim, lien, pledge, hypothecation, option to lease or purchase, easement, tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, ownership interest, joint

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or co-ownership interest, right of first refusal, right of first negotiation, preemptive right, encumbrance or other right of third parties (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention or exception agreement or lease in the nature thereof.

                  "Environmental Claims" means all notices of violation, liens, claims, demands, suits, CERCLA Section 104(e) (or similar state or federal) information requests, notices of citizen suit or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between the Company and any other person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Hazardous Substances.

                  "Environmental Conditions" means the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances by the Company or any of its predecessors in interest, or by its respective agents, representatives, employees or independent contractors when acting in such capacity on behalf of the Company. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied by the Company.

                  "Environmental Laws" means all of the following, to the extent in effect as of the Closing, applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, and any conditions thereunder, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of pollutants, contaminants, chemicals, industrial materials, wastes or other substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Governmental Authority.

                  "Environmental Reports" means any and all written analyses, summaries or explanations, in the possession or control of the Company or its Subsidiaries, prepared for the purpose of analyzing or assessing (a) any Environmental Conditions in, on or about the properties of the Company, (b) the Company's compliance with Environmental Laws, or (c) any pending or threatened litigation against the Company regarding any Environmental Law.

                  "Equity Consideration" means the number of shares of Parent Stock equal to the fraction, the numerator of which is $292,500,000 plus the aggregate exercise price of Company stock options issued as Additional Equity Awards pursuant to Section 5.10(c) (without regard to the last sentence of Section 2.12(a)(ii)) and minus the amount by which Net Liabilities as of the Closing Date exceed $5,000,000, and the denominator of which is the Parent Stock Price.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c), (m) or (o) of the Code.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Exchange Ratio" means the fraction, the numerator of which is the Equity Consideration and the denominator of which is the Company Fully Diluted Capitalization.

                  "Exclusivity Period" has the meaning set forth in Section 5.4.

                  "Facilities" means all offices, warehouses, administration buildings and all real property and related facilities leased by the Company or its Subsidiaries.

                  "Fairness Approval" has the meaning set forth in Section 5.6.

                  "Financial Statements" means the consolidated balance sheets of the Company (or its predecessor, as the case may be) as of December 31, 2002, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows, of the

Company for the years ended December 31, 2002, 2001 and 2000, together with the report of Ernst & Young LLP thereon.

                  "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, machinery, computer hardware, and other tangible personal property owned by the Company or its Subsidiaries, wherever located.

                  "GAAP" means generally accepted accounting principles as applied in the United States.

                  "GPL" has the meaning set forth in Section 3.22(e).

                  "Hazardous Substances" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws excluding, however, such substances or materials used in office and janitorial products by or for the Company in compliance with Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, asbestos, acids, metals, mold, solvents and waste waters.

                  "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                  "Indemnified Parties" has the meaning set forth in Section 10.2(b).

                  "Indemnifying Parties" has the meaning set forth in Section 10.2(a).

                  "Indemnity Escrow Agreement" has the meaning set forth in the Recitals.

                  "Indemnity Escrow Shares" has the meaning set forth in Section 2.10(a).

                  "Independent Accountant" has the meaning set forth in Section 5.15.

                  "Inventory" means all merchandise owned and intended for resale.

                  "Key Group Employees" means those employees set forth on Exhibit G.

                  "Key Group Non-Competition Agreements" has the meaning set forth in the Recitals.

                  "Leased Property" has the meaning set forth in Section 3.8(b).

                  "Liability" means with respect to any Person any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by such Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

                  "Licenses In" has the meaning set forth in Section 3.11(a).

                  "Licenses Out" has the meaning set forth in Section 3.11(a).

                  "LLC" means Spinnaker Networks, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company.

                  "Material Adverse Effect" or "Material Adverse Change" means, with respect to any Person, (a) any material adverse effect on or change with respect to the condition (financial or otherwise), assets, properties, results of operations, prospects or business, of such Person and its Subsidiaries, taken as a whole, or (b) any event or condition which, with the passage of time would reasonably be expected to constitute a "Material Adverse Effect" on or "Material Adverse Change" (as described in clause (a) of this definition) with respect to such Person, excluding changes or effects directly resulting from (i) general economic conditions, including without limitation, changes affecting the network attached storage solution industry, (ii) actions taken by such Person at the specific request or with the agreement or consent of Parent (if such Person is the Company) or the Company (if such Person is Parent), (iii) the announcement or pendency of the Merger, or (iv) a third party claim based on an alleged infringement, misappropriation or breach of the rights of others, of which the Company received notice after the announcement of this Agreement and the Merger.

                  "Merger" has the meaning set forth in the Recitals.

                  "Merger Shares" has the meaning set forth in Section
2.6(b)(i).

                  "Most Recent Financial Statements" means the unaudited consolidated balance sheets of the Company as of September 30, 2003 and the related consolidated statements of income, changes in stockholders' equity and cash flows, of the Company for the nine (9) month period then ended.

                  "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company or any ERISA Affiliate has at any time maintained, administered, or contributed to or has been required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "Net Liabilities" means the difference between all liabilities of the Company and all current assets of the Company as of the Closing Date. For purposes of this definition, liabilities and current assets shall be determined in accordance with GAAP consistently applied with the Financial Statements, except for the following: (i) any embedded derivative liability related to the Series B Preferred Stock shall be excluded from the definition; (ii) for clarity, the liabilities as of the Closing Date will include any Company costs related to the transaction, including professional fees, accruals, payments triggered by the transaction or other such costs and expenses; (iii) for clarity, the liabilities as of the Closing Date will include any Bridge Loans and related accrued interest then outstanding; and (iv) deferred revenues will be prepared in a manner consistent with the principles used in calculating deferred revenues included in the Most Recent Financial Statements and, consequently, should it be determined that revenues should be deferred as a result of an inability to demonstrate vendor specific objective evidence for undelivered elements, the method of allocating and recording revenue used in the Most Recent Financial Statements will be used to determine the allocation.

                  "Net Liabilities Certificate" has the meaning set forth in
Section 8.14.

                  "New Option" has the meaning set forth in Section 2.12(a).

                  "New Restricted Stock Unit" has the meaning set forth in
Section 2.12(b).

                  "Non-Competition Agreements" means the Key Group Non-Competition Agreements and the Core Employee Non-Competition Agreements.

                  "Option Plan Amendment" means an amendment to the Company Stock Option Plan which (i) increases the number of shares of Common Stock reserved for issuance under the Company Stock Option Plan in an amount which, when combined with other shares of Common Stock available under the Company Stock Option Plan, will be sufficient to make Additional Equity Awards, and (ii) provides for the issuance of deferred stock and/or restricted stock unit awards thereunder.

                  "Parent" has the meaning set forth in the Recitals.

                  "Parent Board" has the meaning set forth in Section 2.12(a).

                  "Parent Closing Certificate" has the meaning set forth in
Section 7.1.

                  "Parent Indemnified Parties" has the meaning set forth in
Section 10.1(a).

                  "Parent Material Adverse Effect" or "Parent Material Adverse Change" means a Material Adverse Effect or Material Adverse Change (i) with respect to Parent and its Subsidiaries, taken as a whole, or (ii) on the ability of Parent to perform its obligations under or to consummate the Merger or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

                  "Parent Schedules" has the meaning set forth in Article 4.

                  "Parent Stock" means the common stock, par value $0.001 per share, of Parent.

                  "Parent Stock Price" means the Closing Average Price; provided, that, in the event the Closing Average Price is greater than 115% of the Signing Average Price, the "Parent Stock Price" shall be equal to 115% of the Signing Average Price; and provided, further, that, in the event the Closing Average Price is less than 85% of the Signing Average Price, the "Parent Stock Price" shall be equal to 85% of the Signing Average Price.

                  "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) the Company or any ERISA Affiliate has at any time maintained, administered, or contributed to or has been required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

                  "Permit Application" has the meaning set forth in Section
3.32.

                  "Permitted Encumbrances" means with respect to the Company (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve in accordance with GAAP, shall have been made therefor in the Most Recent Financial Statements or, if contested subsequent to the Most Recent Financial Statements, the Company's financial statements, (b) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) encumbrances which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the underlying asset, (d) liens for Taxes, assessments and governmental charges (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in the Most Recent Financial Statements or, if contested subsequent to the Most Recent Financial Statements, the Company's financial statements, (e) non-exclusive end-user licenses entered in the ordinary course of business and (f) restrictions imposed by Regulations.

                  "Permits" means all certifications (including those of standards-setting organizations), licenses, permits, franchises, approvals, authorizations, notices to, consents or orders of, or filings with, any trade association, any standards-setting organization, or any governmental authority, whether foreign, federal, state or local, necessary for the conduct or operation of the Business or ownership of the Assets.

                  "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority or any similar entity.

                  "Post-Closing Tax Period" has the meaning set forth in Section 6.4.

                  "Preferred Stock" means the Series A Preferred Stock, the Series B Preferred Stock and the Series B-1 Preferred Stock.

                  "Proprietary Rights" means all (a) U.S. and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and rights under copyrights, including moral rights, and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) Trade Secrets, (f) URL and domain name registrations, (g) inventions (whether or not patentable) and improvements thereto, (h) all Software, (i) all documentation, designs, drawings, notes, bills of material and memoranda related to the products and technology of the Company; and (j) copies and tangible embodiments of the foregoing (in whatever form or medium).

                  "Registration Statement" has the meaning set forth in Section 5.6.

                  "Regulations" means any conventions, directives, laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, and orders of any foreign, federal, state or local government and any other governmental department or agency, or standards-setting organization, including without limitation energy, motor vehicle safety, Federal Communications Commission, public utility, zoning, building and health codes, Environmental Laws, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                  "Related Party" means (i) any of the Company's officers, directors and stockholders holding more than 5% of the outstanding shares of Common Stock or Preferred Stock, and any officers, directors, partners or associates (as such term is defined in Rule 12b-2 under the Exchange Act) of such officers, directors and stockholders, (ii) any Person in which the Company or any Stockholder or any Affiliate or associate of any such Person has any direct or indirect pecuniary interest in an amount equal to or in excess of $60,000, and (iii) any direct or indirect trustee or beneficiary of any Person described in clauses (i) or (ii) of this definition.

                  "Representative" of any Person means any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

                  "Retention Escrow Agent" means the escrow agent under the Retention Escrow Agreement, which escrow agent shall be designated by Parent and the Company prior to Closing, or any alternative or successor agent.

                  "Retention Escrow Agreement" has the meaning set forth in the Recitals.

                  "Retention Escrow Shares" has the meaning set forth in Section 2.10(b).

                  "Schedules" has the meaning set forth in Article 3.

                  "SEC" means the Securities and Exchange Commission.

                  "SEC Reports" has the meaning set forth in Section 4.6.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Series A Preferred Stock" means the Company's Series A Preferred Stock, par value $0.0001 per share.

                  "Series B Preferred Stock" means the Company's Series B Preferred Stock, par value $0.0001 per share.

                  "Series B-1 Preferred Stock" means the Company's Series B-1 Preferred Stock, par value $0.0001 per share.

                  "Signing Average Price" means $25.17 per share.

                  "Software" means computer software, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

                  "Stock Restriction Agreements" has the meaning set forth in the Recitals.

                  "Stockholder" means each stockholder of the Company and "Stockholders" means all stockholders of the Company, in each case as determined immediately prior to the Effective Time.

                  "Stockholder Consent" has the meaning set forth in Section
3.31.

                  "Stockholder Representative" means Matthew D. Howard.

                  "Sub" has the meaning set forth in the Recitals.

                  "Subsidiary" means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such Person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

                  "Surviving Corporation" has the meaning set forth in Section 2.1(a).

                  "Takeover Statute" means a "fair price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

                  "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax and Financial Statement Claim Expiration Date" has the meaning set forth in Section 10.1.

                  "Tax Contest" has the meaning set forth in Section 6.4.

                  "Tax Return" means any report, declaration, return, information return, claim for refund, or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

                  "Third Party Claims" has the meaning set forth in Section 10.2(b).

                  "to the knowledge" or "knowledge" of a party (or similar phrases) means to the extent of matters which are actually known, after reasonably inquiry, by such party.

                  "Trade Secrets" means all trade secrets and confidential business information (including confidential or non-public ideas, formulas, compositions, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information).

                  "Trading Day" means any day on which the NASDAQ National Market is open and available for at least five (5) hours for the trading of securities.

                  "Transfer Taxes" has the meaning set forth in Section 6.5.

                  "Transmittal Letter" has the meaning set forth in Section 2.7(a).

                  "Voting Agreement" has the meaning set forth in the Recitals.

                  "Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

         1.2      Interpretation Provisions.

                  (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms "include" and "including" are not limiting and mean "including without limitation."

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) References to "license" or "licenses" shall include "sublicense" or "sublicenses", as applicable.

                  (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (f) The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

                  (g) The annexes, schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                    ARTICLE 2
                                   THE MERGER

         2.1      The Merger.

                  (a) Merger of Sub into the Company. At the Effective Time (as defined in Section 2.2 hereof), and upon the terms and subject to the conditions of this Agreement and the DGCL, Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

                  (b) Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Articles 7 and 8, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Latham & Watkins LLP, 135 Commonwealth Drive, Menlo Park, California 94025, as promptly as practicable (and in any event within five (5) business days) after satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Articles 7 and 8 or (ii) at such other time, date or place as Parent and the Company may mutually agree.

         2.2 Effective Time. As promptly as practicable, on or after the Closing, after the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Articles 7 and 8, and provided that this Agreement has not been terminated pursuant to Section 11.1, the parties hereto shall cause the Merger to be consummated by executing and filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), with the Secretary of State of

Delaware as provided in Section 251 of the DGCL. The time of filing the Certificate of Merger with the Secretary of State of Delaware being referred to herein as the "Effective Time."

         2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

         2.4      Certificate of Incorporation; Bylaws.

                  (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit H hereto, shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                  (b) Bylaws. At the Effective Time, the Bylaws of the Company as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit I hereto, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

         2.5 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the initial officers of the Surviving Corporation shall be the individuals set forth on Schedule 2.5, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable law. The Company shall cause each or any director of the Company to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

         2.6      Conversion of Securities.

                  (a) Immediately prior to the Effective Time, pursuant to Sections 3(b) and 3(c) of the Company's Certificate of Incorporation, as in effect immediately prior to the amendment thereto contemplated by Section 2.4(a), each share of Preferred Stock shall automatically be converted into the number of shares of Common Stock determined in accordance with Section 3 of such Certificate of Incorporation.

                  (b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Sub, the Company or any
Stockholder:

                           (i)      Common Stock. Subject to Section 2.6(b)(v),
each share of Common Stock issued and outstanding immediately following the conversion contemplated by Section 2.6(a) but prior to the Effective Time (other than shares to be cancelled pursuant to Section 2.6(b)(iii) and Dissenting Shares (as provided in Section 2.11)) shall be converted into the right to receive, and become exchangeable for such number of shares of Parent Stock as equals the Exchange Ratio. The shares of Parent Stock issued in connection with the Merger as a result of the conversions provided for in this Section 2.6(b)(i) are sometimes referred to herein as the "Merger Shares."

                           (ii)     Sub Stock. Each share of common stock, par
value $.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one (1) validly issued, fully paid and nonassessable common share, par value $.01 per share, of the Surviving Corporation, so that thereafter Parent will be the sole and exclusive owner of the capital stock of the Surviving Corporation.

                           (iii)    Cancellation. Each share of Common Stock and
Preferred Stock held in the treasury of the Company or by any Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

                           (iv)     Fractional Shares. No certificates or scrip
representing fractional shares of Parent Stock shall be issued in connection with the Merger, but in lieu thereof each Stockholder who would otherwise be entitled to receive a fraction of a Merger Share shall receive from Parent an amount of cash equal to the product of (i) the fraction of a share of a Merger Share to which such holder would otherwise be entitled multiplied by (ii) the Closing Price. The fractional share determination shall be made individually for each Stockholder after giving effect to the delivery of the Indemnity Escrow Shares (as defined below), to the Depositary Agent, and the Retention Escrow Shares (as defined below), to the Retention Escrow Agent, it being recognized that, as provided in Section 2.10, only whole shares may be delivered to the Depositary Agent and Retention Escrow Agent.

                           (v)      Adjustments to Exchange Ratio. The Exchange
Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to Parent Stock, Preferred Stock or Common Stock after the date hereof and prior to the Effective Time.

                           (vi)     Restrictions on Common Stock or Preferred
Stock. If any shares of Common Stock or Preferred Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Stock issued in exchange for such shares will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

         2.7      Surrender of Certificates.

                  (a) Distribution of Transmittal Letter. As soon as practicable after the Effective Time (but in no event later than five (5) business days after the Effective Time), Parent shall cause to be mailed to each record holder of certificates or certificates evidencing Common Stock or Preferred Stock (the "Certificates") a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent or its designated representative and shall be in such form and have such other provisions as Parent shall reasonably specify) (the "Transmittal Letter") and instructions for such holder's use in effecting the surrender of the Certificate and the exercise of the rights of such holder to obtain its Merger Shares.

                  (b) Delivery of Certificates. Upon surrender to Parent or its designated representative of any Certificates for cancellation, together with a duly executed and completed Transmittal Letter, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Stock to which such holder is entitled pursuant to Section 2.6, less such holder's pro rata portion of Merger Shares to be deposited with the Depositary Agent or with the Retention Escrow Agent pursuant to Section 2.10 hereof, plus cash in lieu of fractional shares pursuant to Section 2.6(c). Such certificate representing shares of Parent Stock shall be delivered to the stockholder as promptly as practicable after such surrender, but in no event later than ten (10) business days after such surrender.

                  (c) Cancellation of Common Stock and Preferred Stock. Upon surrender of each Certificate and delivery by Parent of the Merger Shares to be delivered in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate number of Merger Shares into which the Common Stock or Preferred Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement (including the requirement that a portion of such Merger Shares be deposited with the Depositary Agent or with the Retention Escrow Agent pursuant to Section 2.10), plus cash in lieu of fractional shares pursuant to
Section 2.6(c).

                  (d) Distributions With Respect to Unexchanged Shares of Common Stock and Preferred Stock. No dividends or other distributions with respect to Parent Stock declared or made after the Effective Time and with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, promptly following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time, if any, theretofore payable with respect to such whole shares of Parent Stock.

         2.8 No Further Ownership Rights in Shares of Common Stock and Preferred Stock. The shares of Parent Stock delivered upon the surrender for exchange of Common Stock or Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Common Stock or Preferred Stock, and there shall be no further registration of transfers of Common Stock or Preferred Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

         2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Stock as may be required pursuant to Section 2.6; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         2.10     Escrow of Merger Shares.

                  (a) Indemnity Escrow Shares. Notwithstanding the other provisions of this Article 2, Parent shall deliver to the Depositary Agent that number of shares of Parent Stock equal to (i) the number of Merger Shares multiplied by (ii) 0.10, and rounded to a whole number of shares on a holder-by-holder basis (such shares of Parent Stock delivered to the Depositary Agent, the "Indemnity Escrow Shares"). The portion of the Indemnity Escrow Shares contributed on behalf of each Stockholder shall be in proportion to the aggregate number of shares of Parent Stock which such holder would otherwise be entitled under Section 2.6. The Indemnity Escrow Shares shall be withheld from the Parent Stock otherwise deliverable to the Stockholders. The Indemnity Escrow Shares shall be deposited with the Depositary Agent and disbursed in accordance with the Indemnity Escrow Agreement.

                  (b) Retention Escrow Shares. Notwithstanding the other provisions of this Article 2, pursuant to the terms of the Restricted Stock Agreements, Parent shall deliver to the Retention Escrow Agent that number of shares of Parent Stock equal to (i) the aggregate number of shares of Parent Stock to which the Core Employees would otherwise be entitled pursuant to
Section 2.6 multiplied by (ii) 0.20, and rounded to a whole number of shares on a holder-by-holder basis (such shares of Parent Stock delivered to the Retention Escrow Agent, the "Retention Escrow Shares"). The portion of the Retention Escrow Shares contributed on behalf of each Core Employee shall be in proportion to the aggregate number of shares of Parent Stock which such Core Employee would otherwise be entitled under Section 2.6. Pursuant to the terms of the Restricted Stock Agreements, the Retention Escrow Shares shall be withheld from the Parent Stock otherwise deliverable to the Core Employees. The Retention Escrow Shares shall be deposited with the Retention Escrow Agent and disbursed in accordance with the Retention Escrow Agreement.

         2.11     Dissenting Shares

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock or Preferred Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive Parent Stock pursuant to Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by the DGCL.

                  (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Common Stock or Preferred Stock who demands dissenters' rights for such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissenters' rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Stock as provided in Section 2.6, without interest thereon, upon surrender of the certificate representing such shares.

                  (c) The Company shall give Parent (i) prompt notice of its receipt of any written demands for dissenters' rights for any shares of Common Stock or Preferred Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights under the DGCL. The Company shall not, except with the prior written consent of Parent or as may be required under applicable law, voluntarily make any payment with respect to any demands for dissenters' rights for Common Stock or Preferred Stock or offer to settle or settle any such demands.

         2.12     Options/Restricted Stock Units.

                  (a) Prior to the Effective Time, the Board of Directors of the Company (the "Company Board") (or, if appropriate, any committee thereof) and the Board of Directors of Parent (the "Parent Board") (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, each Company Option, whether vested or unvested, shall be assumed by Parent and shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments in this Section 2.12) and each such Company Option shall be converted automatically into an option (a "New Option") to purchase the number of shares of Parent Stock, determined as provided below, at the exercise price, determined as provided below:

                           (i) The number of shares of Parent Stock to be subject to the New Option shall be equal to the product of (x) the number of shares of Common Stock remaining subject (as of immediately prior to the Effective Time) to the Company Option multiplied by (y) the Exchange Ratio, provided that the number of shares of Parent Stock resulting therefrom shall be rounded downward to the nearest whole share of Parent Stock.

                           (ii)     The exercise price per share of Parent Stock
under the New Option shall be equal to (x) the exercise price per share of the Common Stock under the Company Option, divided by (y) the Exchange Ratio, provided that such exercise price shall be rounded upward to the nearest whole cent. Notwithstanding the foregoing, in no event will the exercise price per share be greater than the Closing Price, provided that any reduction in such exercise price as a result of the application of this sentence shall be disregarded for purposes of calculating "Equity Consideration."

The adjustment provided herein with respect to any Company Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be, and is intended to be, effected in a manner which is consistent with Section 424(a) of the Code. Except as provided in this Section 2.12, after the Effective Time, each New Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Option immediately prior to the Effective Time (except that with regard to such New Option, any references to the Company shall be deemed, as appropriate, to mean Parent). Parent shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Stock sufficient for issuance upon the exercise of New Options as contemplated by this Section 2.12.

                  (b) Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) and the Parent Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, each Company Restricted Stock Unit, whether vested or unvested, shall be assumed by Parent and shall continue in effect on the same terms and conditions as in effect immediately prior to the Effective Time (subject to the adjustments in this Section 2.12) and each such Company Restricted Stock Unit shall be converted automatically into a restricted stock unit (a "New Restricted Stock Unit") for that number of shares of Parent Stock equal to the number of shares of Common Stock subject (as of immediately prior to the Effective Time) to the Company Restricted Stock Unit multiplied by the Exchange Ratio; provided, that the number of shares of Parent Stock resulting therefrom shall be rounded downward to the nearest whole share of Parent Stock. Except as provided in this Section 2.12, after the Effective Time, each New Restricted Stock Unit shall be exercisable upon the same terms and conditions as were applicable to the related Company Restricted Stock Unit immediately prior to the Effective Time (except that with regard to such New Restricted Stock Unit, any references to the Company shall be deemed, as appropriate, to mean Parent). Parent shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Stock sufficient for issuance pursuant to the New Restricted Stock Units as contemplated by this Section 2.12.

                  (c) Parent shall file promptly (but in no event later than ten (10) business days) after the Effective Time, a registration statement on Form S-8 (or any successor or other appropriate form) registering a number of shares of Parent Stock to be issued in connection with the exercise of the New Options and under the New Restricted Stock Units as determined in this Section
2.12 and shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (d) As soon as practicable (but in no event later than ten (10) business days) after the Effective Time, Parent shall deliver to the holders of New Options and New Restricted Stock Units appropriate notices setting forth (i) such holders' rights pursuant to the Company Stock Option Plan and (ii) that the agreements evidencing such options shall continue on the same terms and conditions (subject to the adjustments required by this Section 2.12 after giving effect to the Merger).

         2.13 Warrants. At the Effective Time, all rights with respect to Preferred Stock under Company Warrants that are then outstanding shall be converted into and become rights with respect to Parent Stock, and Parent shall assume each Company Warrant in accordance with the terms (as in effect on the date hereof) of such Company Warrants. From and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b), the number of shares of Parent Stock subject to each Company Warrant shall be equal to (i) the number of shares of Common Stock into which the Preferred

Stock subject to each Company Warrant immediately prior to the Effective Time would have been converted, had such Preferred Stock been converted to Common Stock immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, rounding down to the nearest whole share of Parent Stock, (c) the per share exercise price under each such Company Warrant shall be adjusted by dividing (i) the per share exercise price under each such Company Warrant, assuming the Preferred Stock subject to each Company Warrant immediately prior to the Effective Time had been converted to Common Stock immediately prior to the Effective Time, by (ii) the Exchange Ratio, and rounding up to the nearest cent, and (d) any restriction on exercise of any Company Warrant shall continue in full force and effect and the term, exercisability, schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that such Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction subsequent to the Effective Time. The Company shall take all action that may be necessary (under the Company Warrants or otherwise) to effectuate the provisions of this Section
2.13 and to ensure that, from and after the Effective Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided herein.

         2.14 Taking of Necessary Action; Further Action. Each of Parent, Sub, and the Company will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all the property, rights, privileges, power and franchises of the Company, the officers and directors of Sub, Parent and the Company immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         2.15 Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Stockholder such amounts as Parent is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholders in respect of whom such deduction and withholding was made by Parent.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement of Parent to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Parent, except as otherwise set forth in written disclosure schedules (the "Schedules") delivered to Parent on the date hereof, a copy of which is attached hereto. The Schedules are numbered to correspond to the various sections of this Article 3 setting forth certain exceptions to the representations and warranties contained in this Article 3 and certain other information called for by this Agreement. Unless specified herein, disclosure made in any particular Schedule shall be deemed made in any other Schedule or Schedules to which the relevance of such disclosure is readily apparent from the text of such disclosure. For purposes of this Article 3, the term

"Company" shall mean the Company and, as applicable, any or all of the Subsidiaries of the Company.

         3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to conduct the Business as it is currently being conducted and to own or lease, as applicable, the Assets owned or leased by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its properties and where the failure to be so qualified would, individually or in the aggregate, have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth on Schedule 3.1. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company, including all amendments thereto. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

         3.2      Capitalization of the Company.

                  (a) Authorized Capitalization. As of the date of this Agreement, the authorized capitalization of the Company consists of 150,000,000 shares of Common Stock, par value $0.0001 per share and 99,091,319 shares of Preferred Stock, par value $0.0001 per share, of which 14,658,929 are designated Series A Preferred Stock, 42,216,195 shares are designated Series B Preferred Stock, and 42,216,195 shares are designated Series B-1 Preferred Stock. As of the date of this Agreement, 22,733,521 shares of Common Stock are issued and outstanding, 14,544,643 shares of Series A Preferred Stock are issued and outstanding, and 41,615,612 shares of Series B Preferred Stock are issued and outstanding and no shares of Series B-1 Preferred Stock are outstanding. No additional shares of capital stock of the Company will be issued after the date hereof except for shares issued in connection with the exercise of Company Options and the Company Warrants or the conversion of Preferred Stock outstanding on the date hereof. 18,854,158 shares of Common Stock will be issued upon conversion of the outstanding Series A Preferred Stock, and 41,615,612 shares of Common Stock will be issued upon conversion of the outstanding Series B Preferred Stock. The Company has no other capital stock authorized, issued or outstanding. Schedule 3.2(a) sets forth the name of each holder of shares of Common Stock and Preferred Stock, as well as the number of shares of Common Stock and Preferred Stock held by each such holder.

                  (b) Options. As of the date of this Agreement, 5,200,335 shares of Common Stock are reserved for issuance upon the exercise of outstanding Company Options. Schedule 3.2(b) sets forth the name of each holder of Company Options, as well as the number of the Company Options held by each such holder, the number of shares of Common Stock for which each such Company Option is exercisable, the vesting schedule for each such Company Option becomes exercisable and the price per share of Common Stock for which each such Company Option is exercisable (without taking into account whether or not such Company Option is in fact exercisable on the date hereof). The Company has delivered to Parent accurate and complete copies of (i) its standard forms of stock option agreement, (ii) any Company

Option containing terms which diverge from the Company's standard forms of stock option agreement, and (iii) the Company Stock Option Plan, including all amendments thereto.

                  (c) Warrants. As of the date of this Agreement, 114,286 shares of Series A Preferred Stock and 600,583 shares of Series B Preferred Stock are reserved for issuance upon exercise of the Company Warrants. As of the date of this Agreement, 748,731 shares of Common Stock are reserved for issuance upon conversion of the shares of Series A Preferred Stock and Series B Preferred Stock issued upon the exercise of such Company Warrants. Schedule 3.2(c) sets forth the name of each holder of Company Warrants, as well as the number and type of shares of Series A Preferred Stock or Series B Preferred Stock for which such holder's Company Warrants are exercisable.

                  (d) No Other Capital Stock, Options, Warrants. As of the date of this Agreement, except for the Company Options and Company Warrants referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company. Except for the aggregate of 5,200,335 shares of Common Stock reserved for issuance upon exercise of the Company Options, 114,286 shares of Series A Preferred Stock reserved for issuance upon exercise of the Company Warrants, 600,583 shares of Series B Preferred Stock reserved for issuance upon exercise of the Company Warrants, 748,731 shares of Common Stock reserved for issuance upon conversion, following exercise, of the Company Warrants and 60,469,770 shares of Common Stock reserved for issuance upon conversion of the Preferred Stock, no shares of capital stock of the Company are reserved for issuance.

                  (e) Valid Issuances. All outstanding shares of Common Stock and Preferred Stock are, and any shares of Common Stock issued upon exercise of any Company Option or Company Warrant will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, the Company's Certificate of Incorporation or Bylaws, or any Contract, and have been or will be issued in compliance with all federal and state corporate and securities laws. The Company Options and Company Warrants have been issued in compliance with all federal and state corporate and securities laws. The Company's Certificate of Incorporation does not provide for any preemptive rights. The Company is not a party to or bound by any, and to the Company's knowledge, there are no, contracts containing preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of capital stock of the Company.

         3.3 Stockholders' Agreements, etc. Except as set forth on Schedule 3.3, the Company is not a party to or bound by any, and, to the knowledge of the Company, there are no, stockholder agreements, voting trusts, proxies or other arrangements, agreements or understandings, which affect, restrict or relate to voting, giving of written consents, dividend rights or transferability of shares with respect to the capital stock of the Company.

         3.4 Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which the Company is a party and has taken all corporate or other action, other than Stockholder Consent, necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Stockholder Consent is the only consent or approval required to be obtained from the stockholders of the Company. This Agreement has been duly executed and delivered by the Company, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which the Company is a party will be, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.5 Officers and Directors. Schedule 3.5 contains as of the date hereof a true, correct and complete list of all the officers and directors of the Company.

         3.6 Bank Accounts. Schedule 3.6 contains a list of all of the Company's bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto.

         3.7      Subsidiaries.

                  (a) Authorized Capitalization. LLC is the only Subsidiary of the Company. LLC is wholly-owned by the Company, free and clear of all Encumbrances, other than Permitted Encumbrances. There are no bonds, debentures, notes or other indebtedness of LLC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the owner of the interests in LLC may vote.

                  (b) No Other Equity Interests, Options, Warrants. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or LLC is a party or by which any of them is bound obligating the Company or LLC to issue, deliver or sell, or cause to be issued, delivered or sold, additional ownership interests or other voting securities of its Subsidiary or obligating the Company or LLC to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any interests of LLC.

                  (c) Holders Agreements. There are no voting trusts, proxies or other arrangements, agreements or understandings which affect, restrict or relate to voting, giving of written consents, dividend rights, or transferability of any ownership interests, or any other equity or voting security or interest of LLC. Except for the Company's interest in LLC or as set forth in Schedule 3.7, neither the Company nor LLC owns directly or indirectly any interest or investment in the form of debt or equity in, and neither the Company nor LLC is subject to any obligation or requirement to provide for or to make any investment in, any Person (other than financially insignificant holdings of publicly reporting companies held in order to obtain filings).

         3.8      Real Property.

                  (a) Owned Real Property. The Company does not own any real property.

                  (b) Leased Real Property. Schedule 3.8(b) sets forth all leases pursuant to which Facilities are currently leased by the Company (as lessee), true and correct copies of which have been delivered to Parent. Such leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company occupies or uses Facilities. Except as set forth on Schedule 3.8(b), the Company has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such leases (the "Leased Property"), free and clear of any and all Encumbrances other than any Permitted Encumbrances. With respect to each such parcel of Leased Property (i) there are no pending or, to the knowledge of the Company, threatened condemnation proceedings relating to, or any pending or, to the knowledge of the Company, threatened Actions relating to, the Company's leasehold interests in such Leased Property or any portion thereof, and (ii) the Company has not received notice of any pending or threatened special assessment relating to such Leased Property or otherwise has any knowledge of any pending or threatened special assessment relating thereto. With respect to each lease listed on Schedule 3.8(b), (i) there has been no material default under any such lease by the Company or, to the knowledge of the Company, by any other party,
(ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such lease, (iii) no action has been taken by the Company, and no event has occurred which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto without the consent of the Company under any such lease, (iv) no party has repudiated in writing to the Company any term thereof or threatened in writing to the Company to terminate, cancel or not renew any such lease, and
(vi) the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         3.9      Personal Property.

                  (a) General. The Company owns or leases all personal property (other than Proprietary Rights, as they are addressed in Section 3.22 below) necessary for the conduct of the Business as presently conducted, and such personal property (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of the Business as presently conducted.

                  (b)      Owned Personal Property. Except as set forth on
Schedule 3.9(b), the Company has good and valid title to all such personal property (other than Proprietary Rights, as they are addressed in Section 3.23 below) owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and
(iii) there are no parties (other than the Company) who are in possession of or who are using any such item of personal property.

                  (c) Leased Personal Property. The Company has good and valid leasehold interests to all Fixtures and Equipment leased by it from third parties. Schedule 3.9(c) sets forth all leases for personal property (other than Proprietary Rights, as they are addressed in Section 3.22 below) involving annual payments in excess of $50,000, true and correct copies of which have been delivered or made available to Parent. With respect to each lease listed on
Schedule 3.9(c), (i) there has been no material default under such lease by the Company or, to the knowledge of the Company, by any other party, (ii) the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not cause (with or without notice and with or without the passage of time) a default under any such lease, (iii) no action has been taken by the Company and no event has occurred which, with notice or lapse of time or both, would modify or permit the termination or acceleration by a party thereto without the consent of the Company under any such lease, (iv) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such lease, and (v) the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof).

         3.10     Environmental Matters.

                  (a) Compliance. The Company is in compliance in all material respects with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct the Business as currently being conducted or proposed to be conducted. All such Permits are listed on Schedule 3.10(a). The Company has not received any notice, and is not aware of any such notice, actual or threatened, to the effect that, (i) it is not in compliance with, or is in violation of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are reasonably likely to result in a failure of the Company to comply with, or result in a violation by the Company of, any such Environmental Laws or Permits required thereunder. To the knowledge of the Company, the Company at all times since its inception in December 1999 has been in compliance in all material respects with all Environmental Laws.

                  (b) Environmental Claims. There are no existing or, to the knowledge of the Company, potential Environmental Claims against the Company. The Company has not received any notification or otherwise has any knowledge, of any allegation of any actual, or potential liability for, or any investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by the Company.

                  (c) Hazardous Substances. No Hazardous Substances are currently located on the Facilities that would give rise to any corrective action by or remedial obligation of the Company under Environmental Laws. There have been no releases of any Hazardous Substances by the Company, its agents or contractors (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) on, upon or into the Facilities other than those authorized by Environmental Laws including, without limitation, the Permits required thereunder.

                  (d)      Environmental Indemnities. Except as set forth on
Schedule 3.10(d), the Company is not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or otherwise bound, to any lease or other Contract (excluding insurance policies disclosed on the Schedules) under which the Company is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

                  (e) No Releases. The Company has not released any other Person from any claim under any Environmental Law or waived any rights concerning any actual or existing Environmental Condition.

                  (f) Conditions. Except as would not be reasonably likely to result in a loss to the Company in excess of $100,000, individually or in the aggregate, there are no conditions at any of the Facilities which could reasonably be expected to give rise to any Environmental Claim against the Company or result in any liability against the Company under any Environmental Law, and there are no conditions at any off-site facility which could reasonably be expected to give rise to any Environmental Claim against the Company or result in any liability against the Company under any Environmental Law.

                  (g) Environmental Reports. Complete copies of the Environmental Reports, as well as all other written environmental reports, audits or assessments, which have been conducted, either by the Company or any Person engaged by the Company for such purpose, at any facility owned or formerly owned by the Company have been made available to Parent and a list of all such reports, audits and assessments is set forth on Schedule 3.10(f).

         3.11     Contracts.

                  (a) Disclosure. Schedule 3.11(a) sets forth a complete and accurate list of all written Contracts of the following categories:

                           (i)      Contracts not made in the ordinary course of
business involving future expenditures or liabilities, actual or potential, in excess of $10,000 per individual Contract or $50,000 in the aggregate for all such Contracts, after the date hereof or otherwise material to the Business or the Assets;

                           (ii)     (x) where the Company is granted by another
Person any Proprietary Rights ("Licenses In") and which requires royalties, maintenance fees, or other payments to a third party in excess of $25,000 per year individually (excluding "shrink-wrap" or similar licenses for generally available, commercial, off-the-shelf software), (y) where the Company purchases components for inclusion into its products or by which it has its products manufactured or assembled other than those purchased solely on a purchase order basis and (z) Contracts pursuant to which the Company grants another Person Proprietary Rights ("Licenses Out") that either (A) are not entered into in the ordinary course of business, or (B) are with one of the Company's top 10 customers, measured by revenue for the twelve month period ended September 30, 2003;

                           (iii)    Confidentiality, non-disclosure, or
non-solicitation agreements (whether the Company is the beneficiary or the obligated party thereunder);

                           (iv)     Contracts or commitments involving future
expenditures or Liabilities, actual or potential, in excess of $50,000 after the date hereof or otherwise material to the Business or the Assets;

                           (v)      Contracts or commitments relating to
commission arrangements with others that are material to the Business;

                           (vi)     Employment contracts, consulting contracts,
contracts with independent contractors, severance agreements, "stay-bonus" agreements and similar arrangements under which the Company has or may have ongoing liability, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or (B) that will result in the payment by, or the creation of any Liability of the Company, the Stockholders or Parent to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel or contractors following termination of employment or engagement or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                           (vii)    Indemnification agreements;

                           (viii)   Promissory notes, loans, agreements,
indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarantor thereunder (excluding credit provided by the Company in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

                           (ix)     Contracts containing covenants limiting the
freedom of the Company, or any officer, director, Employee or Affiliate of the Company, to engage in any line of business anywhere in the world;

                           (x)      Any Contract with the federal, state or
local government or any agency or department thereof or with any educational institution or part thereof;

                           (xi)     Any Contract or other arrangement with a
Related Party; and

                           (xii)    Any other Contract under which the
consequences of a default or termination would reasonably be expected to have a Material Adverse Effect on the Company, individually or in the aggregate.

         Complete and accurate copies of all of the Contracts required to be listed on Schedule 3.11(a), including all amendments and supplements thereto ("Material Contracts"), have been made available to Parent. The Company is not a party to any material oral Contract.

                  (b) Absence of Defaults. All of the Contracts required to be set forth on Schedule 3.11(a) are valid, binding and enforceable in accordance with their terms. The Company has complied in all material respects with the provisions thereof, is not in material Default thereunder and has not received notice of any claim of Default. To the knowledge of the Company, all other parties to such Contracts have complied in all material respects with the provisions thereof and no such party is in material Default thereunder. No event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) will or could reasonably be expected to (i) result in a violation or breach of any material provision of any Contract set forth on
Schedule 3.11(a), or (ii) give any person the right to declare a default or exercise any remedy under any Contract set forth on Schedule 3.11(a), or (iii) give any Person the right to accelerate the maturity or performance of any Contract set forth on Schedule 3.11(a).

As of the date hereof, no Person is renegotiating any amount paid or payable by or to the Company under any Contract set forth on Schedule 3.11(a).

         3.12     No Conflict or Violation; Consents. Except as set forth on
Schedule 3.12 or, with respect to subsections (b) and (d), as would not have a Material Adverse Effect on the Company, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the governing documents of the Company, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or the passage of time) under, or result in the termination of, modification of, or accelerate the performance required by, or result in a right to terminate, accelerate or cancel under, or require a notice under, any Contract, mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its respective Proprietary Rights or other assets are subject,
(c) violate any applicable Regulation or Court Order or (d) result in any Encumbrance on any Assets or the Business. Except as set forth on Schedule 3.12, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any governmental or administrative authorities) are necessary to be made or obtained in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement by the Company or the consummation of the transactions contemplated hereby or thereby.

         3.13 Permits. Schedule 3.13 sets forth a complete list of all material Permits, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. The Company has at all times had all material Permits required under any applicable Regulation in its operation of the Business or in its ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances, other than Permitted Encumbrances. The Company is not in default, nor, to the knowledge of the Company, has the Company received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth on Schedule 3.13, will not be adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements.

         3.14     Financial Statements; Books and Records.

                  (a) General. Except as set forth on Schedule 3.14(a), the Financial Statements and Most Recent Financial Statements are complete, are in accordance with the Company's Books and Records and fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated thereby, in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly indicated in the notes to the Financial Statements and, in the case of the Most Recent Financial Statements, for (i) the lack of footnotes and (ii) period end audit adjustments that are not material.

                  (b) Internal Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                  (c) Books and Records. The Books and Records, taken as a whole, fairly reflect in all material respects the activities of the Company and the Business.

                  (d) All Accounts Recorded. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

                  (e) Corporate Records. The stock records and minute books of the Company that have been made available to Parent fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its stockholders, trustees and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which the Company are aware and contain true, correct and complete copies of its respective Certificate of Incorporation and Bylaws and all amendments thereto through the date hereof.

         3.15     Absence of Certain Changes or Events. Except as set forth on
Schedule 3.15, since the Balance Sheet Date, there has not been any:

                  (a) failure to operate the Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Business intact and to preserve the continued services of the Company's employees and the goodwill of suppliers, customers and others having business relations with the Company or its Representatives;

                  (b) resignation or termination of any key employee or independent contractor, officer or manager, or any increase in the rate of compensation payable or to become payable to any officer or manager or Representative of the Company (other than general, regularly-scheduled reviews), including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan (as defined below);

                  (c) any payment, loan or advance, or guaranty of any amount to or in respect of, or the sale, transfer, license or lease of any properties or the Assets to, or entering into of any Contract with, any Related Party except regular compensation to Employees;

                  (d) sale, assignment, license, transfer or Encumbrance, other than Permitted Encumbrances, of any of the Assets, tangible or intangible, singly or in the aggregate, other than sales of products and services in the ordinary course of business and consistent with past practice;

                  (e) new Material Contracts, or extensions, modifications, terminations or renewals thereof, except for Material Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

                  (f) disposition (by way of sale, license or otherwise) or lapsing of any Proprietary Rights of the Company, in whole or in part, or any disclosure of any Trade Secret, to any Person not an Employee or independent contractor who has signed a non-disclosure agreement;

                  (g) material change in accounting methods or practices by the Company or revaluation by the Company of any of the Assets, including writing off or establishing reserves with respect to inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

                  (h) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets or the Business of the Company;

                  (i) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any equity securities of the Company (other than repurchases of Common Stock at cost from employees, directors, consultants or contractors in connection with the termination of services under existing repurchase rights or those repurchase rights granted in accordance with standard form employment agreements entered into following the date hereof in accordance with this Agreement);

                  (j) failure to pay any material obligation of the Company when due;

                  (k) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

                  (l) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company, or any loans made or agreed to be made by the Company;

                  (m)      acquisition of any equity interest in any other
Person;

                  (n) adoption, modification or termination of any Employee Plan; or

                  (o) agreement by the Company directly or indirectly to do any of the foregoing.

         3.16 Liabilities. Except as set forth on Schedule 3.16, the Company has no Liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) Liabilities which are reflected and properly reserved against in the Most Recent Financial Statements, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (iii) Liabilities arising under Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with
GAAP). None of the Liabilities described in this Section 3.16 relates to any breach of Contract, breach of warranty, tort, infringement, misappropriation or violation of law or arose out of any Action.

         3.17 Litigation. There is no Action, pending or, to the knowledge of the Company, threatened, which if adversely determined against the Company, its directors or officers, or any other Person could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of $100,000. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company, the Business or any of the Assets. There have been no Actions since December 31, 1999 to which the Company has been a party or which relate to any of the Assets or the Company's officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by the Company for collection of monies owed in the ordinary course of business.

         3.18     Labor Matters.

                  (a) General. The Company is not a party to any labor agreement with respect to its Employees with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of the Company. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any other governmental agency arising out of the Company's activities, and the Company has no knowledge of any facts or information which would give rise thereto; to the Company's knowledge there is no labor strike or labor disturbance pending or threatened against the Company nor is any grievance currently being asserted against it; and the Company has not experienced a work stoppage. There are no material controversies pending or, to the knowledge of the Company or any Stockholder, threatened between the Company and its Employees, and neither the Company nor any Stockholder is aware of any facts which could reasonably result in any such controversy.

                  (b) Compliance. The Company is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice. To the Company's knowledge, the Company is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

                  (c)      Severance Obligations. Except as set forth on
Schedule 3.18(c), the Company has not entered into any severance, "stay-bonus" or similar arrangement in respect of any present or former Employee or independent contractor that will result in any obligation (absolute or contingent) of Parent or the Company to make any payment to any present or former Employee or independent contractor following termination of employment or independent contractor engagement or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Effective Time). Except as set forth on Schedule 3.18(c), neither the execution and delivery of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

         3.19     Employee Benefit Plans.

                  (a) Schedule 3.19 contains a complete list of Employee Plans which cover or have covered employees of the Company. True and complete copies of each of the following documents have been delivered by the Company to
Parent: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of the Company (with respect to their relationship with the Company) and all amendments thereto, all current summary plan descriptions, the most recent summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which the Company generally distributes to participants therein and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of the Company (with respect to their relationship with the Company), (iii) for the three (3) most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan or Welfare Plan which covers or has covered employees of the Company (with respect to their relationship with the Company) and (iv) a description of complete age, salary, service and related data as of the last day of the last play year for employees and former employees of the Company, and (v) a description setting forth the amount of any liability of the Company as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

                  (b)      Pension Plans.

                           (i)      No Employee Plan is or was at any time
subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company nor any ERISA Affiliate is subject to any liability under Title IV or Part 3 of Title I of ERISA.

                           (ii)     Each Pension Plan and each related trust
agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) which has been operated as a qualified plan (1) has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) or has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to receive such a determination and (2) to the knowledge of the Company has been so qualified during the period from its adoption to date.

                           (iii)    Each Pension Plan and each related trust
agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company (with respect to their relationship with the Company) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

                  (c) Multiemployer Plans. Neither the Company nor any ERISA Affiliate has any liability with respect to a Multiemployer Plan, and no liability will arise or be imposed on the Company or any ERISA Affiliate under, or with respect to, any Multiemployer Plan.

                  (d)      Welfare Plans.

                           (i)      Each Welfare Plan which covers or has
covered employees or former employees of the Company (with respect to their relationship with the Company) currently complies in all material respects and has been maintained in compliance in all material respects with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                           (ii)     Except as required by Section 4980B of the
Code or Part 6 of Title 1, Subtitle B of ERISA, none of the Company, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent the Company or an ERISA Affiliate from amending or terminating any such benefit plan or such Welfare Plan as permitted by applicable law.

                           (iii)    Each Welfare Plan which covers or has
covered employees or former employees of the Company (with respect to their relationship with the Company) and which is a "group health plan," as defined in
Section 607(1) of ERISA, presently complies in all material respects with and has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                           (iv)     Neither the Company nor any ERISA Affiliate
has, at any time, maintained, contributed to or had any obligation to maintain or contribute to any Welfare Plan that is a "multiemployer plan," as defined in
Section 3(37) of ERISA.

                  (e) Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of the Company (with respect to their relationship to the Company) presently complies and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as provided by law or in any employment agreement set forth on Schedule 3.19, the employment of all persons presently employed or retained by the Company is terminable at will.

                  (f) Unrelated Business Taxable Income; Unpaid Contributions. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any material liability under Code Section 511.

                  (g) Fiduciary Duties and Prohibited Transactions. To the Company's knowledge, neither the Company nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of the Company or any ERISA affiliate has engaged in, or has any liability in respect of, any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under
Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code (or any administrative class exemption issued thereunder), or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA so as to create any liability of the Company or any of its Subsidiaries or any Employee Plan. The Company has not participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan, and the Company and its Subsidiaries have not been assessed any civil penalty under Section 502(l) of ERISA.

                  (h) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim (other than routine claims for benefits), suit, litigation, proceeding, arbitration proceeding, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending or, to the knowledge of the Company, reasonably anticipated or threatened against the Company, any ERISA Affiliate or any Employee Plan.

                  (i) No Amendments. Except as provided herein, neither the Company nor any ERISA Affiliate has announced to employees, former employees, consultants or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plan which is intended to cover employees or former employees of the Company (with respect to their relationship with the Company) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries (with respect to their relationship with the Company or any of its Subsidiaries).

                  (j) Unpaid Contributions. Neither the Company nor any ERISA Affiliate has any material liability for unpaid contributions under
Section 515 of ERISA with respect to any Pension Plan, Multiemployer Plan or Welfare Plan.

                  (k) No Acceleration or Creation of Rights. Except as set forth on Schedule 3.19(c), neither the execution and delivery of this Agreement or the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement). Other than the Additional Equity Awards and the shares of Parent Stock subject to forfeiture under the Stock Restriction Agreement, as of the Effective Time, none of the Core Employees shall hold any equity securities or rights to acquire equity securities that are unvested or unexercisable or subject to forfeiture or repurchase rights, as applicable.

         3.20 Transactions with Related Parties. No Related Party has (a) borrowed or loaned money or other property to the Company which has not been repaid or returned, (b) any contractual relationship or other claims, express or implied, of any kind whatsoever against the Company or (c) any interest in any property used by the Company.

         3.21 Compliance with Law. The Company has conducted the Business in compliance with all applicable Regulations and Court Orders, except as would not reasonably be expected to cause a Company Material Adverse Effect. The Company has not received any notice to the effect that, or has otherwise been advised that, the Company is not in compliance in any material respect with any such Regulations or Court Orders, and the Company has no knowledge of any existing circumstances likely to result in any material violation of any of the foregoing.

         3.22     Proprietary Rights.

                  (a) General. Schedule 3.22(a) sets forth with respect to Proprietary Rights of the Company: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which such patent or patent application was filed or issued as well as the date of any such filing or issuance; (ii) for each registered trademark, trade name or service mark, the application serial number or registration number (if any), and any unregistered trademark, trade name or service mark, (iii) for any URL or domain name, the registration date, any renewal date and name of registry; (iv) for each registered copyrighted work, the number and date of registration, (v) a list of all Software incorporated in, provided with or otherwise necessary to use, support and maintain, the Company's products, including all Software that the Company provides or makes available to its customers, (vi) the identity of all third parties to whom the Company has provided or disclosed Software source code, including escrow agents, and (vii) for each mask work (if any), whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration, for each among country, province and state. True and correct copies of all applications filed and registration for Proprietary Rights (including all pending applications, application related documents) owned or controlled by or on behalf of the Company have been provided or made available to Parent. Schedule 3.22(a) also sets forth all third party components, whether hardware, firmware or Software, that are incorporated in or provided by the Company with Company's products, or any customized manufacturing tooling that is otherwise necessary for the manufacture of the Company's products.

                  (b) Adequacy. The Proprietary Rights owned solely by the Company or licensed by the Company pursuant to Licenses In listed on Schedule 3.11(a), together with the Licenses In that, pursuant to the parenthetical in
Section 3.11(a)(ii), are not required to be so listed, as well as any other third party components purchased by the Company and incorporated in the Company's products, constitute all Proprietary Rights necessary for the conduct of the Business as presently conducted, including the design, manufacture, license and sale of all products currently under development or in production, and all such Proprietary Rights are free and clear of Encumbrances.

                  (c) Royalties and Licenses. Except pursuant to Licenses In, which are set forth in Schedule 3.11 or are permitted to be excluded from such Schedule by the parenthetical in Section 3.11(a)(ii), the Company has no obligation to compensate or account to any Person for the use of any of the Company's Proprietary Rights.

                  (d) Ownership. The Company owns all right, title and interest in, or has a valid and enforceable right to use the Company's Proprietary Rights, and such Proprietary Rights will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Without limiting the foregoing, the technology that the Company owns or purports to own was: (i) developed by employees of the Company within the scope of their employment; (ii) developed by independent contractors who have assigned their rights to the Company pursuant to enforceable written agreements; or (iii) otherwise acquired by the Company from a third party who assigned all Proprietary Rights in the technology to the Company.

                  (e) Absence of Claims. The Company has not received any written notice alleging, or otherwise has no knowledge of (A) the invalidity with respect to, any of the patents or trademarks of the Company or (B) any alleged infringement, misappropriation or breach of any rights of others as a result of the use, manufacture, development, exploitation, distribution, license or support of the Software, products or technology of the Company. Neither the Company's past or present operation of its business, including without limitation any development, commercialization, manufacture, use, exploitation, offer for sale, distribution, sale, license, or support of its Software, products or technology, infringe upon or misappropriate the intellectual property rights of any other Person anywhere in the world. In addition, no Proprietary Rights that the Company has licensed from any other Person, including without limitation pursuant to In-Licenses, to the knowledge of the Company infringes any intellectual property rights of any other Person anywhere in the world. Company has not received any written notice of any claims against itself or its licensors claiming infringement or misappropriation of intellectual property rights as a result of the technology licensed by the Company from third parties. No Person (i) has notified the Company in writing that it is claiming any ownership of or right to use any Proprietary Rights which the Company purports to own or (ii) to the knowledge of the Company, is infringing upon or misappropriating any such Proprietary Rights in any way. Except as set forth on Schedule 3.11(f), none of the software is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement, including without limitation, any of the following: (i) GNU's General Public License ("GPL") or Lesser/Library GPL, (ii) The Artistic License (e.g.,
PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Berkeley software design ("BSD") license including Free BSD or BSD-style license, (vi) the Sun Community Source License, (vii) an Open Source Foundation License (e.g., CDE and Motif UNIX user interfaces), (viii) the Apache Server license, or (ix) any other agreement obligating the Company to make source code available to third parties or publish source code. The Company has no agreements with, and is not subject to the requirements of any, standards bodies or other entities that would obligate the Company to grant licenses to its Proprietary Rights.

                  (f) Protection of Proprietary Rights. All of the pending applications for the Company's owned Proprietary Rights have been duly filed, prosecution for such applications has been reasonably attended to and all maintenance and related fees have been paid. The Company has taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, Employees, licensees and customers in connection with the Assets or the Business) to safeguard and maintain the secrecy and confidentiality of Trade Secrets that are material to the Business. To the knowledge of the Company, (i) there has been no misappropriation of any Trade Secrets or other material confidential Proprietary Rights used in connection with the Business by any person; (ii) no employee, independent contractor or agent of the Company has misappropriated any Trade

Secrets of any other person in the course of performance as an employee, independent contractor or agent of the Business; and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Proprietary Rights.

                  (g) Harmful Code. The Company has not intentionally incorporated any disabling device or mechanism in the Software and, to the knowledge of the Company, the Software is free of all viruses, worms, trojan horses and other material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Software.

                  (h) Export Control. The Company has obtained all approvals necessary for exporting the Company's products, including Software, outside the United States in accordance with all applicable United States export control regulations, and importing the products and Software into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.

         3.23     Tax Matters.

                  (a) Filing of Tax Returns. The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects. All Taxes shown due and payable on such Tax Returns have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (b) Payment of Taxes. The unpaid Taxes of the Company (i) did not, as of the dates of the Financial Statements, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in the Financial Statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Most Recent Financial Statements, the Company has not incurred any Liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

                  (c) Audits, Investigations or Claims. No deficiencies for Taxes the Company have been claimed, proposed or assessed by any taxing or other governmental authority. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any Liability in respect of Taxes of the Company, and there are no matters under discussion with any governmental authorities, or known to the Company with respect to Taxes that are likely to result in an additional Liability for Taxes with respect to the Company. The Company has delivered or made available to Parent complete and accurate copies of federal, state and local Tax Returns of the Company and its predecessors for the years ended December 31, 1999, 2000, 2001 and 2002, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company or any predecessors since December 31, 1999. Neither the Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver. No power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any Tax authority.

                  (d) Liens. There are no Encumbrances for Taxes other than Permitted Encumbrances on any assets of the Company.

                  (e) Tax Elections. All material elections with respect to Taxes affecting the Company as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to Parent, are set forth on Schedule 3.23(e). The Company (i) has not consented at any time under former Section 341(f)(1) of the Code to have the provisions of former Section 341(f)(2) of the Code apply to any disposition of the assets of the Company; (ii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former
Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; (vi) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (vii) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                  (f) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, and, after the Closing Date, the Company shall not be bound by any such Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

                  (g) Other Entity Liability. The Company has never been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). The Company has no Liability for the Taxes of any Person (other than Taxes of the Company) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or
(iv) otherwise.

                  (h) No Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  (i) USRPHC. The Company has never been a United State real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                  (j) Partnerships, Single Member LLCs, CFCs, PHCs and PFICs. The Company (i) is not a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity other than LLC, (iii) is not a stockholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (iv) is not a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), and (v) is not a "passive foreign investment company" within the meaning of Section 1297 of the Code.

                  (k) Permanent Establishment. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                  (l) Disallowance of Interest Deductions. None of the outstanding indebtedness of the Company constitutes indebtedness with respect to which any interest deductions may be disallowed under Sections 163(i) or 163(l) or 279 of the Code or under any other provision of applicable law.

                  (m) International Boycotts. The Company has never participated in and is not participating in an international boycott within the meaning of Code Section 999.

                  (n) Tax Shelters. The Company has not entered into any transaction identified as a "listed transaction" for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2). If the Company has entered into any transaction such that, if the treatment claimed by it were to be disallowed, the transaction would constitute a substantial understatement of federal income tax within the meaning of Code Section 6662, then it believes that it has either (x) substantial authority for the tax treatment of such transaction or (y) disclosed on its Tax Return the relevant facts affecting the tax treatment of such transaction.

                  (o) Spin-Offs. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

                  (p) LLC Tax Treatment. At all times since its formation, the Company's Subsidiary has been an entity with a single owner that is disregarded as separate from its owner for federal tax purposes, and up to and including the Closing Date, the Company's Subsidiary will be an entity with a single owner that is disregarded as separate from its owner for federal tax purposes. No Form 8832 has ever been filed with respect to the Company's Subsidiary as other than a disregarded entity and, as of the Closing Date, no such election shall have been made.

                  (q) Deductibility of Payments. To the Company's knowledge, there is no contract, agreement, plan or arrangement covering any employee or former employee of the

Company (with respect to such employee's relationship with the Company) that, individually or collectively, requires the payment by the Company of any amount
(i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

         3.24     Reorganization Treatment.

                  (a) Assets. At the Effective Time, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting Stockholders, amounts paid by the Company to Stockholders who receive cash or other property, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is part, and amounts distributed by the Company to Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

                  (b) Business. The Company currently conducts a business. Such business is the Company's "historic business" within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the "historic business" of the Company or from using a "significant portion" of the Company's "historic business assets" in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

                  (c) Investment Company. The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (d) Title 11. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (e) Redemptions and Distributions. Neither the Company nor any person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company's stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

                  (f) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness (including the Bridge Loan) existing between Parent or the Sub, on one hand, and the Company, on the other hand, that was issued or acquired at a discount or will be settled at a discount at the Effective Time, or to the knowledge of the Company, will thereafter be settled at a discount.

                  (g) Dividends. At the Effective Time, there will be no accrued but unpaid dividends on the Common Stock or on the Preferred Stock.

                  (h) Control. In the Merger, stock of the Company representing "control" of the Company (within the meaning of Section 368(c) of the Code) will be exchanged solely for

"voting stock" of Parent (within the meaning of Sections 368(a)(1)(B) and (2)(E)). For purposes of the preceding sentence, any Common Stock to be exchanged for cash or other property originating with Parent is treated as constituting outstanding Common Stock at the Effective Time.

         3.25 Insurance. Schedule 3.25 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which the Company is the owner, insured or beneficiary. All of such policies are sufficient for compliance in all material respects with all Regulations and all of the Contracts. The Company is not in default under any of such policies or binders, and has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no facts known to the Company upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date.

         3.26     Accounts Receivable.

                  (a) Except as set forth on Schedule 3.26, the accounts and notes receivable reflected in the Most Recent Financial Statements, and all accounts or notes receivable arising since the date of the Most Recent Financial Statements, (i) represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and (ii) are current and, the Company reasonably believes will be collected in full when due, without any counterclaim or set off, and are not subject to any dispute or threat of non-payment (net of the allowance for doubtful accounts set forth on the Most Recent Financial Statements). All the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance in all material respects with the applicable orders, Contracts or customer requirements.

                  (b) Schedule 3.26(b) contains an accurate and complete list as of October 27, 2003 of all loans and advances made by the Company to any Employee, other than routine travel or relocation advances made to employees in the ordinary course of business, which loans and advances do not materially differ from the loans and advances as of the date of this Agreement.

         3.27 Customers. To the Company's knowledge, since the Balance Sheet Date, there has been no actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in purchases or royalties payable by any such customer or occurrence of any event that is likely to result in any such termination or reduction, except as a direct result of the announcement of the transactions contemplated hereby.

         3.28 Suppliers. Schedule 3.28 sets forth a complete and accurate list of the names and addresses of the ten (10) suppliers with the greatest dollar volume of sales to the Company since January 1, 2003, showing the approximate total purchases in dollars by the Company from each such supplier during such period. Since the Balance Sheet Date, there has been no Company Material Adverse Change in the business relationship of the Company with any supplier named on Schedule 3.28. The Company has not received any written communication from any supplier named on Schedule 3.28 of any intention to return, terminate or materially reduce services or supplies to the Company.

         3.29 Brokers; Transaction Costs. Except as set forth on Schedule 3.29, the Company has not entered into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Parent or the Company to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

         3.30 Foreign Corrupt Practices Act. Neither the Company nor any predecessor, nor to the knowledge of the Company, any agent, employee or other Person associated with or acting on behalf of the Company or any predecessor has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

         3.31 Stockholder Vote Required. The only votes of any class or series of the Company's capital stock necessary to adopt or approve this Agreement, the Merger, the Option Plan Amendment and the other transactions contemplated hereby are: (a) the affirmative vote of a majority of the shares of Common Stock, (b) the affirmative vote of 66 2/3% of the shares Series A Preferred Stock, and (c) the affirmative vote of 76% of the shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting as a single class (collectively, the "Stockholder Consent").

         3.32     Information Supplied by the Company.

                  (a) The information supplied by the Company for inclusion in the application (the "Permit Application") for issuance of a permit pursuant to Section 25121 of the California Code (the "California Permit") for the qualification of the shares of Parent Stock to be issued in connection with the Merger shall not either at the time the Fairness Hearing is held or the time the qualification of such securities is effective under Section 25122 of the California Code contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent which is contained in the Permit Application or the Information Statement.

                  (b) If the parties prepare and file the Registration Statement, the information supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement or any amendments thereto is filed with the SEC or at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which such statements are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Parent or Merger Sub which is contained in the Registration Statement.

         3.33 Acquisition Proposals. Since October 18, 2003, neither the Company nor any of its officers, directors, members, partners, employees, advisors, agents, financing sources (and their respective advisors), or other representatives or affiliates has (i) solicited, initiated, entertained, encouraged, discussed, accepted or considered any inquiries, offers or proposals from any person (other than Parent) which constituted, or could reasonably have been expected to lead to, any merger or other business combination involving, or any sale, transfer, liquidation, acquisition, licensing or other disposition of, all or any portion of the Company or its assets (other than sales in the ordinary course of business) (an "Acquisition Proposal"), or (ii) negotiated with any Person or entered into any agreement, letter of intent or other document relating to or contemplating, or any agreement in principle with respect to, any Acquisition Proposal.

         3.34 Material Misstatements or Omissions. To the knowledge of the Company, no representations or warranties by the Company in this Agreement or any Ancillary Agreement to which it is a party or in the schedules or exhibit hereto or thereto contains any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

                                    ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         As an inducement of the Company to enter into this Agreement, except as otherwise set forth in written disclosure schedules (the "Parent Schedules") delivered to the Company on the date hereof, a copy of which is attached hereto, Parent represents and warrants to the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct. The Parent Schedules are numbered to correspond to the various sections of this Article 4 setting forth certain exceptions to the representations and warranties contained in this Article 4 and certain other information called for by this Agreement. Unless otherwise specified, disclosure made in any particular Parent Schedule shall be deemed made in any other Parent Schedule or Schedules to which the relevance of such disclosure is readily apparent from the text of such disclosure.

         4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has full corporate power and authority to conduct its business as it is presently being conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified would, individually or in the aggregate, have a Parent Material Adverse Effect. Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

         4.2      Capitalization.

                  (a) Parent has authorized under its Certificate of Incorporation 885,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, par value $0.001 per share of which, as of October 30, 2003, 345,056,188 shares of Parent Stock and no shares of preferred stock were issued and outstanding. Parent has no other stock authorized, issued or outstanding.

                  (b) Except for Parent Options, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent.

                  (c) All outstanding shares of Parent Stock issued or to be issued upon exercise of any of the Parent Options will be validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, Parent's Certificate of Incorporation or Bylaws or any Contract.

         4.3 Valid Issuance of Merger Shares. The Merger Shares to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

         4.4 Authorization. Each of Parent and Sub has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder, including approval of the Parent's Board of Directors. Approval of Parent's stockholders is not required for Parent to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Parent and Sub, and this Agreement is, and upon execution and delivery each of the Ancillary Agreements to which each of Parent and Sub is a party will be, a valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.5      No Conflict or Violation; Consents. Except as set forth on
Schedule 4.5, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by Parent or Sub with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of Parent's or Sub's governing documents to the extent applicable, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice of passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which Parent or Sub is a party or by which Parent or Sub is bound or to which any of their respective assets are subject, (c) violate any Regulation or Court Order applicable to Parent or Sub or (d) impose any Encumbrance on any assets of Parent or Sub. Except as set forth on Schedule 4.5, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by Parent or Sub in connection with the execution, delivery or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

         4.6 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act, and has previously provided or made available to the Company true and complete copies of all reports filed by Parent with the SEC since January 1, 2002 (the "SEC Reports"). Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SEC Reports, as of its date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in the SEC Reports have been prepared in accordance with GAAP consistently applied (except as otherwise stated in the footnotes to the financial statements) and fairly present in all material respects the consolidated financial condition of Parent as at the dates thereof and consolidated results of operations and cash flows for the periods then ended.

         4.7      Reorganization Treatment.

                  (a) Intention Regarding the Company. Parent has no plan or intention: (i) to liquidate the Company; (ii) to merge the Company into another corporation; (iii) to sell or otherwise dispose of any shares of stock of the Company pursuant to the Agreement, except for transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code); or (iv) to cause the Company to sell or otherwise dispose of any of its assets, except for (w) dispositions made in the ordinary course of business, (x) transfers and successive transfers described in Treasury Regulation Section 1.368-2(k) or transfers and successive transfers to one or more corporations controlled in each transfer by the transferor corporation (within the meaning of Section 368(c) of the Code), (y) dispositions after which the Company would continue to hold the amount of assets set forth in Section 3.24(a) following the Merger (assuming the correctness of the representation set forth in Section 3.24(a)), or (z) transfers to partnerships that satisfy the provisions of Treasury Regulation Section 1.368-1(d)(4)(iii)(B).

                  (b) Intention Regarding Parent Stock. Except with respect to open-market purchases of Parent's stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, neither Parent nor any Person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5) has any plan or intention to repurchase, redeem or otherwise acquire any of the stock of Parent issued to the Stockholders pursuant to this Agreement following the Merger. Other than pursuant to this Agreement, neither Parent nor any Person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and
(e)(5) has acquired any Common Stock or Preferred Stock in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

                  (c) Control. Prior to the Merger, Parent will be in control of Sub, and following the Merger, Parent will be in control of the Company, within the meaning of Section 368(c) of the Code. Parent has no plan or intention to cause the Company, after the Effective Time, to issue additional shares of stock that would result in Parent losing control of the Company within the meaning of Section 368(c) of the Code.

                  (d) Business. Assuming the correctness of the representation set forth in 3.24(b), then following the Merger, Parent, or a member of its qualified group of corporations (as defined by Treasury Regulation
Section 1.368-1(d)(4)(ii)), will continue the historic business of the Company (or, alternatively, if the Company has more than one line of business, will continue at least one significant line of the Company's historic business) or use a significant portion of the Company's historic business assets in a business, in a manner consistent with Treasury Regulation Section 1.368-1(d) (provided, however, that in the event that Section 3.24(b) is or has been breached, this Section 4.6(d) shall not be considered to be or have been breached).

                  (e) Investment Company. Neither Parent nor Sub is an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (f) Assets. Assuming the correctness of the representation set forth in Section 3.24(a), then following the Merger, the Company will hold at least 90 percent of the fair market value of the Company's net assets and at least 70 percent of the fair market value of the Company's gross assets and at least 90 percent of the fair market value of Sub's net assets and at least 70 percent of the fair market value of Sub's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting Stockholders, amounts paid by the Company to Stockholders who receive cash or other property, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is part, and amounts distributed by the Company to Stockholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time (provided, however, that in the event that Section 3.24(a) is or has been breached, this
Section 4.6(g) shall not be considered to be or have been breached).

                  (g) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness (including the Bridge Loan) existing between Parent or the Sub, on one hand, and the Company, on the other hand, that was issued or acquired at a discount, or will be settled at a discount at the Effective Time or to the knowledge of Parent will thereafter be settled at a discount.

                  (h) Control. In the Merger, stock of the Company representing "control" of the Company (within the meaning of Section 368(c) of the Code) will be exchanged solely for "voting stock" of Parent (within the meaning of Sections 368(a)(1)(B) and (2)(E)). For purposes of the preceding sentence, any Common Stock to be exchanged for cash or other property originating with Parent is treated as constituting outstanding Common Stock at the Effective Time.

                                    ARTICLE 5
                     ACTIONS BY THE COMPANY, PARENT AND SUB

         The Company, Parent and Sub, each as indicated below, covenant as follows for the period from the date hereof through the Closing Date or following the Closing Date:

         5.1 Conduct of Business. From the date hereof through the Closing, the Company shall, except as set forth on Schedule 5.1, as otherwise expressly contemplated by this Agreement, or as consented to by Parent in writing, (i) operate the Business (A) solely in the ordinary course of business and in accordance with past practice and will maintain its books, records and accounts in accordance with GAAP (to the extent applicable), consistent with past practices, and (B) in compliance in all material respects with all applicable Regulations and requirements of the Contracts set forth on Schedule 3.11, (ii) use its commercially reasonable efforts to maintain the Company's current financial condition, including working capital; (iii) use its commercially reasonable efforts to maintain the Business, retain the Employees so that such Employees will remain available to the Surviving Corporation on and after the Closing Date, maintain existing relationships with material suppliers and customers and others having business dealings with the Company and otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date; and (iv) use its commercially reasonable efforts to maintain all current filings and registrations of applicable Proprietary Rights, including without limitation, payment of any applicable fees that may become due and payable prior to Closing. Without limiting the generality of the foregoing, the Company shall not, except as set forth on Schedule 5.1, as specifically contemplated by this Agreement or as consented to by Parent in writing, which consent shall not be unreasonably withheld or delayed:

                  (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $50,000 in the aggregate (other than the Bridge Loan or, if Parent fails to make the Bridge Loan in violation of the Bridge Loan Agreement, other bridge loan financing in an amount up to $5,000,000 on commercially reasonable terms);

                  (b) issue (except pursuant to Company Options outstanding on the date of this Agreement and disclosed on Schedule 3.2(b), Company Warrants outstanding on the date of this Agreement and disclosed on Schedule 3.2(c) or the conversion of Preferred Stock outstanding on the date of this Agreement) or commit to issue (except pursuant to new hire stock option grants in accordance with the Company's past practices) any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock (other than the grant of Company Options to newly hired non-officer employees, consistent with past practices);

                  (c) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock, except for the repurchase of Common Stock at cost from employees, directors, consultants or contractors in connection with the termination of services pursuant to existing repurchase rights or those repurchase rights granted in accordance with standard form employment agreements entered into following the date hereof in accordance with this Agreement;

                  (d) make any change to the Company's Certificate of Incorporation or Bylaws;

                  (e) mortgage, pledge or otherwise encumber any Assets (other than Permitted Encumbrances) or sell, transfer, license or otherwise dispose of any Assets except for the sale of inventory to customers in the ordinary course of business and consistent with past practice;

                  (f) cancel, release or assign (i) any indebtedness owed to it or (ii) any claims or rights held by it other than in the ordinary course, consistent with past practice;

                  (g) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, business or product line acquisitions, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of $50,000 in the aggregate;

                  (h) (A) terminate any Material Contract, (B) make any change in or waive or exercise any right under any Material Contract, or (C) enter into or renew any Contract that would have been a Material Contract if entered into prior to the date hereof; provided, however, that this subsection
(C) shall not apply to sales Contracts to the extent prohibited by applicable law;

                  (i) (A) enter into or modify any employment Contract (other than standard form Contracts entered into in the ordinary course of business for the commencement of employment of new hires), (B) change the status, title or responsibilities of any officer of the Company, or promote any Employee (who is not an officer as of the date of this Agreement) to an officer position; (C) pay any compensation to or for any Employee, officer or director other than in the ordinary course of business or pursuant to existing employment arrangements, (D) pay or agree to pay any bonus, incentive compensation, service award, severance, "stay bonus" or other like benefit other than in the ordinary course of business or pursuant to existing employment arrangements, (iv) enter into or modify any other Employee Plan, or (E) modify the Company Stock Option Plan other than as contemplated herein;

                  (j) enter into or modify any Contract or other arrangement with a Related Party;

                  (k) make any material change in any method of accounting or accounting practice other than as required by GAAP, law or regulatory authority;

                  (l) make or change any election in respect of Taxes, adopt or change any material accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (m)      commence any Action or other legal proceeding;

                  (n) do any other act which would cause any representation or warranty of the Company in this Agreement to be or become untrue in any material respect;

                  (o) take any action which would result in a breach of this Agreement by the Company, or which could reasonably be expected to result in a breach by any Person of any Ancillary Agreement; or

                  (p) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Sections 5.1(a) through 5.1(o).

         5.2 Access by Parent. Subject to the Confidentiality Agreement and in compliance with all Regulations relating to the exchange of confidential information, from the date hereof through the Closing Date, the Company shall, and shall cause the Company's officers, Employees and Representatives to, afford the Representatives of the Parent and those of its lenders reasonable access upon reasonable notice and at all reasonable times to its Business for the purpose of inspecting the same, and to its officers, Employees and Representatives, properties, Books and Records, Contracts and other Assets, and shall furnish Parent and its Representatives and those of its lenders, upon reasonable notice and in a timely manner, all financial, operating and other data and information as Parent or its affiliates, through their respective Representatives, may reasonably request. Notwithstanding the foregoing, Parent's access to the Company's employee personnel files, shall be limited to that information reasonably necessary to effectuate the Merger.

         5.3 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event which occurrence or failure would reasonably be expected to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a Company Material Adverse Effect.

         5.4 Acquisition Proposals. From the date hereof until termination of this Agreement pursuant to its terms (the "Exclusivity Period"), none of the Company or any of its officers, directors, members, partners, employees, advisors, agents, financing sources (and their respective advisors) and other representatives and affiliates, will directly or indirectly, (i) solicit, initiate, entertain, encourage, discuss, accept or consider any inquiries, offers or proposals from any person (other than Acquirer) which constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) furnish any information regarding the Company to any Person in connection with or in response to an Acquisition Proposal, (iii) negotiate or engage in any discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any agreement, letter of intent or other document relating to or contemplating, or any agreement in principle with respect to, any Acquisition Proposal. If any indication of interest, letter of intent, agreement in principle, offer or proposal or request for information either in writing or verbally with respect to an Acquisition

Proposal is received by the Company or any of its officers, directors, members, partners, employees, advisors, agents, financing sources (and their respective advisors) and other representatives and affiliates during the Exclusivity Period, the Company shall notify Parent immediately (orally and in writing) of such receipt, and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of any such indication of interest, letter of intent, agreement, offer, proposal or request. Notwithstanding the foregoing, the Company may enter into discussions with OEM's, resellers and/or merchants regarding a potential commercial relationship.

         5.5 Company Stockholder Approval. The Company agrees that it will use its reasonable best efforts to obtain the Stockholder Consent.

         5.6 Fairness Hearing; Registration of Shares. Parent, Sub and the Company shall each take all steps reasonably necessary, utilize all commercially reasonable efforts and cooperate with one another to obtain as promptly as practicable the approval of the Commissioner of the California Department of Corporations (the "Commissioner") of the fairness (the "Fairness Approval") of the terms and conditions of the issuance of the Parent Stock as contemplated by this Agreement after a hearing held pursuant to Section 25142 of the CCC and the rules of the Commissioner thereunder. The Company shall promptly notify Parent if the Company becomes aware that one of its stockholders intends to dissent or object to the Merger and the transactions contemplated hereby at such hearing. If for any reason whatsoever the Commissioner does not render a Fairness Approval of the terms and conditions of the Merger and the issuance of the Parent Stock as contemplated by this Agreement (or if Parent determines in its reasonable judgment not to pursue such a hearing; provided that Parent shall consult with the Company prior to making such determination), the parties hereto agree to take all steps reasonably necessary, utilize all commercially reasonable efforts and cooperate with one another to have the issuance of the shares of Parent Stock to be issued in the Merger registered with the SEC on Form S-4 or a successor registration form (the "Registration Statement") by filing with the SEC as promptly as practicable after the decision to utilize the Registration Statement is made, the Registration Statement with respect to the Parent Stock to be issued in connection with the Merger, which shall be in form and substance satisfactory to Parent (but with advance copies provided to the Company for its review and comment, which such comments shall be promptly conveyed by the Company). Each of Parent and the Company will use all commercially reasonable efforts to respond to any comments of the SEC. Each of Parent and the Company will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or additional information, and will supply the other party with copies of all correspondence between such party or any of its representatives and the SEC with respect to the Registration Statement. As promptly as practicable after comments are received from the SEC, Parent shall file with the SEC an amendment to the Registration Statement and Parent and the Company shall use all commercially reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement, Parent or the Company, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company, such amendment or supplement.

         5.7 NASDAQ Listing of Additional Shares Application. Parent shall use its commercially reasonable efforts to cause the Merger Shares to be authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

         5.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

         5.9 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code, (iii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iv) to cooperate, to the extent practicable, with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (A) to promptly seek to obtain any Consents that the parties consider to be reasonably necessary (including, without limitation, the making of all filings required to be made under the HSR Act and/or with any U.S. or foreign governmental authority with respect to this Agreement and the transactions contemplated hereby), (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by U.S. and foreign governmental authorities that the parties' agree are reasonably necessary and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (y) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of Parent and (z) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby. Each party shall deliver customary closing certificates and representations for the purpose of facilitating delivery of the opinions of counsel contemplated by this Agreement.

         5.10     Employees.

                  (a) As soon as practicable after the Effective Time (the "Benefits Date"), Parent shall provide, or cause to be provided, compensation (including salary and bonus) vacation and leave, employee benefit plans, programs and arrangements to employees of the Company that are substantially the same as those made generally available to similarly situated employees of the Parent.

         Additionally, Parent shall arrange for each participant in the Company Benefit Arrangements (the "Company Participants") (including without limitation all dependents) who becomes a Parent employee (or an employee of any Parent Subsidiary or Affiliate) to the extent permitted by law and applicable tax qualification requirements, and subject to any applicable break in service or similar rule, to receive credit for all purposes including, without limitation, eligibility to participate, matching contributions, and vesting under Parent employee benefit plans for years of service with the Company (and its subsidiaries and predecessors) prior to the Closing Date. If applicable, Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under any Parent employee benefit plan to be waived with and in respect to such Company Participants and their eligible dependents and shall provide them with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year including the Closing Date for the purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent employee benefit plan in which they are eligible to participate after the Closing Date.

                  (b) Parent agrees that, from and after the Closing Date, the Company employees who become employees of Parent or any of its subsidiaries may participate in the employee stock purchase plan sponsored by Parent (the "Parent ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with the Company shall be treated as service with Parent or its subsidiaries for determining eligibility of the Company's employees under the Parent ESPP.

                  (c) Prior to the Effective Time, the Company shall grant to Company employees stock options and/or restricted stock units (at the minimum consideration required by applicable law) for that number of shares of Common Stock as determined pursuant to Exhibit J (such options and restricted stock units, the "Additional Equity Awards"). The Company employees to whom Additional Equity Awards are to be granted and the number of shares of Common Stock subject to, and the terms of, each Additional Equity Award shall be determined by Parent, in consultation with the Company.

         5.11 Bridge Loans. At any time and from time to time prior to Closing, in the event the Company Board reasonably determines that the Company requires additional funds for general corporate purposes through the Closing Date, Parent shall loan such funds to the Company (the "Bridge Loan"), on the terms and conditions set forth in the bridge loan agreement (including the Security Agreement attached as Exhibit B thereto) attached as Exhibit K hereto (the "Bridge Loan Agreement"). As a condition to such Bridge Loan, the Company shall (a) execute and deliver the Bridge Loan Agreement and all documents contemplated thereby, and (b) obtain all consents and approvals necessary for the Company to enter into the Bridge Loan Agreement, including without limitation, those consents required under the Company's Certificate of Incorporation and the Second Amended and Restated Investors' Rights Agreement, dated as of April 25, 2002, by and among the Company and certain investors party thereto. The aggregate amount of any such loans outstanding at any time shall be referred to herein as the "Bridge Amount".

         5.12     [INTENTIONALLY OMITTED]

         5.13 Directors. The Company shall use its reasonable best efforts to cause the directors of the Company to resign, effective as of the Effective Time.

         5.14 Warrants. The Company shall use its reasonable best efforts to cause all Company Warrants to be exercised prior to Closing.

         5.15 Net Liabilities; Disputes. If Parent delivers written notice to the Stockholder Representative within thirty (30) days after the Closing Date, stating that Parent objects to the Company's determination of Net Liabilities as specified in the Net Liabilities Certificate (the "Dispute Notice") and specifying in reasonable detail the basis for such objection, the Stockholder Representative and Parent shall attempt to resolve and finally determine the amount of Net Liabilities within fifteen (15) days of the date on which such Dispute Notice was delivered. If the Stockholder Representative and Parent are unable to agree upon the amount of Net Liabilities within fifteen
(15) days after delivery of the Dispute Notice, a nationally recognized independent accounting firm (the "Independent Accountant") shall be retained and review the Net Liabilities Certificate and make a determination as to the amount of Net Liabilities. Such determination shall be binding upon the Stockholder Representative, on behalf of the Stockholders, and Parent, and Parent shall be entitled to indemnification therefor pursuant to the provisions of Article 10 of this Agreement.

                                    ARTICLE 6
                                   TAX MATTERS

         6.1 Tax Periods Ending on or before the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries of the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Parent shall permit the Stockholder Representative to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Stockholder Representative. The Stockholders shall reimburse Parent for Taxes with respect to such periods within fifteen (15) days after the date on which Taxes are paid with respect to such periods, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the most recent Financial Statement (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries of the Company in filing their Tax Returns; provided, that Parent shall seek such reimbursement first from the Indemnity Escrow Shares.

         6.2 Tax Periods Beginning Before and Ending After the Closing Date. Parent shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Subsidiaries of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders shall pay to Parent within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date, except to the extent that such Taxes are reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheet in the most recent Financial Statement (rather than in any notes thereto), as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries of the Company in filing their Tax Returns; provided, that Parent shall seek such reimbursement first from the Indemnity Escrow Shares. For purposes of the preceding sentence, Taxes shall be allocated in the manner set forth in the last sentence of Section 10.2(a)(ii).

         6.3 Cooperation on Tax Matters. Parent, the Company, the Subsidiaries of the Company, the Stockholder Representative, the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent, the Company, the Subsidiaries of the Company, the Stockholder Representative, the Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to each of the Company and the Subsidiaries of the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Taxable periods, and to abide by all record retention agreements entered into with any Taxing authority, (B) to deliver or make available to Parent, within sixty (60) days after the Closing Date, copies of all such books and records, and (C) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Parent, the Company, the Subsidiaries of the Company, the Stockholder Representative, the Stockholders, as the case may be, shall allow the other party to take possession of such books and records at such other party's expense. Parent and the Stockholder Representative further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         6.4 Contest Provisions. If, subsequent to the Closing, any of Parent, the Company or the Subsidiaries of the Company receives notice of a Tax Contest with respect to any Tax Return for a Tax period or portion thereof ending on or before the Closing Date, then within fifteen (15) days after receipt of such notice, the Parent shall notify the Stockholder Representative of such notice. The Stockholder Representative shall have the right to control the conduct and resolution of such Tax Contest, provided, however, that if any of the issues raised in such Tax Contest could have an impact on Taxes of the Company for a Tax period or portion thereof beginning on or after the Closing Date (a "Post-Closing Tax Period"), then the Stockholder Representative shall afford Parent the opportunity to control jointly the conduct and resolution of the portion of such Tax Contest which could have an impact on Taxes of the Company in any Post-Closing Tax Period. If the Stockholder Representative shall have the right to control the conduct and resolution of such Tax Contest but elect in writing not to do so, then Parent shall have the right to control the conduct and resolution of such Tax Contest, provided that Parent shall keep the Stockholder Representative informed of all developments on a timely basis and Parent shall not resolve such Tax Contest in a manner that could reasonably be expected to have an adverse impact on the Indemnifying Parties' indemnification obligations under this Agreement without Stockholder Representative written consent, which shall not be unreasonably withheld. Each

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

party shall bear its own costs for participating in such Tax Contest. "Tax Contest" means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

         6.5      Reorganization Matters.

                  (a) The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. However, neither Parent nor the Company makes any representation or warranty to the other or to any Stockholder regarding the tax treatment of the Merger or whether the Merger will qualify as a "reorganization" under the Code. Each of the Company, the Stockholders and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Merger and the other transactions contemplated by this Agreement. The Company, the Stockholders and Parent each agree to use their respective best efforts to cause the Merger to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a "reorganization" under Section 368(a) of the Code.

                  (b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a "plan of reorganization" within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of Parent and the Company shall report the Merger as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

         6.6 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, "Transfer Taxes") shall be paid by the Stockholders when due, and the Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, Parent will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation. The Stockholders shall (i) provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid by the Stockholders and (ii) use their best efforts to provide Parent at Closing with a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Parent of any obligation to withhold any portion of the payments to the Stockholders pursuant to this Agreement.

         6.7 FIRPTA Certificate. On or prior to the Closing Date, the Company shall have delivered to Parent a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the Closing of the Merger.

                                    ARTICLE 7
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

         The obligations of the Company to effect the Merger and complete the related transactions contemplated by this Agreement are subject, in the discretion of the Company, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         7.1 Representations, Warranties and Covenants. All representations and warranties of Parent and Sub contained in this Agreement shall be true and correct, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for representation and warranties made as of a certain date, which shall be true and correct as of such date), except for any failures to be true and correct that would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, and Parent and Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. There shall be delivered to the Company a certificate of Parent and Sub signed by their President and Chief Financial Officer to the foregoing effect ("Parent Closing Certificate").

         7.2 Fairness Approval; Effectiveness of Registration Statement. The Fairness Approval shall have been obtained, or, if the Fairness Approval has not been obtained, then the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the effectiveness of the Registration Statement shall have been issued by the SEC, as applicable.

         7.3 Governmental Consents. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated. All other Consents, approvals and waivers from governmental authorities necessary to permit consummation of the Merger, set forth on
Schedule 7.3, shall have been obtained and all approvals required under any Regulations to permit Parent and Sub set forth on Schedule 8.3, to carry out the transactions contemplated by this Agreement shall have been obtained.

         7.4 No Actions or Court Orders. No Action by any governmental authority shall have been instituted which questions the validity or legality of the transactions contemplated hereby, and neither the Company nor Parent shall have received notice of any such Action by any governmental authority. There shall not be any Court Order that makes the acquisition of the Common Stock contemplated hereby illegal or otherwise prohibited.

         7.5 Stockholder Approval. The Company shall have obtained the Stockholder Consent.

         7.6 Legal Opinion. The Company shall have received opinions of Latham & Watkins, LLP, counsel to Parent, and the General Counsel of Parent, each dated as of the Closing, in substantially the forms attached hereto as Exhibits M and N, respectively.

         7.7 Listing. The Parent Stock to be issued in the Merger has been authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

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

                                    ARTICLE 8
                  CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS

         The obligations of Parent and Sub to effect the Merger and complete the related transactions contemplated by this Agreement are subject, in the discretion of Parent, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         8.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct, which shall be true and correct in all respects, at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for representations and warranties made as of a certain date, which shall be true and correct as of such date), except for any failures to be true and correct that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and the Company shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to Parent a certificate of the Company signed by its Chief Executive Officer and its President (the "Company Closing Certificate").

         8.2 Fairness Approval; Effectiveness of Registration Statement. The Fairness Approval shall have been obtained, or, if the Fairness Approval has not been obtained, then the Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order (or similar action) suspending the effectiveness of the Registration Statement shall have been issued by the SEC, as applicable.

         8.3 Consents. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated. All other Consents, approvals and waivers from governmental authorities and other third parties necessary to permit consummation of the Merger set forth on
Schedule 8.3, shall have been obtained and all approvals required under any Regulations to permit the Company set forth on Schedule 7.3, to carry out the transactions contemplated by this Agreement shall have been obtained and copies shall have been provided to Parent.

         8.4 No Actions or Court Orders. No Action by any governmental authority shall have been instituted which questions the validity or legality of the transactions contemplated hereby, and neither the Company or Parent shall have received notice of any such Action by any governmental authority. There shall not be any Court Order that makes the acquisition of the Common Stock contemplated hereby illegal or otherwise prohibited.

         8.5 Agreements. The Voting Agreement, the Non-Competition Agreements, the Stock Restriction Agreements, and the Option Plan Amendment shall be in full force and effect.

         8.6 Employees. All of the Core Employees, no less than 75% of the Key Group Employees, and no less than 75% of those Employees listed on Exhibit L shall be employed by the Company on the Closing Date.

         8.7 Stockholder Approval. The Company shall have obtained the Stockholder Consent.

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

         8.8 Listing. The Parent Stock to be issued in the Merger have been authorized for listing on the NASDAQ National Market, subject to official notice of issuance.

         8.9 Legal Opinion. Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, counsel to the Company, dated as of the Closing, in substantially the form set forth on Exhibit O.

         8.10 Dissenters Rights. Stockholders of not more than 10% of the total outstanding Common Stock and Preferred Stock (on an as converted basis), combined, shall have demanded dissenters' rights pursuant to the DGCL.

         8.11 Escrow Agreements. The Indemnity Escrow Agreement and Retention Escrow Agreement shall be in full force and effect.

         8.12 Additional Equity Award Grants. The Company shall have granted the Additional Equity Awards pursuant to Section 5.10(c).

         8.13 401(k) Plan Termination. Unless Parent and the Company agree otherwise in writing, the Board of Directors of the Company shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Employee Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Employee Plan, a "401(k) Plan"). At the Closing, the Company shall provide Parent (i) executed resolutions of the Board of Directors of the Company authorizing such termination and (ii) an executed amendment to each such 401(k) Plan intended to assure compliance with all applicable requirements of the Code and regulations thereunder.

         8.14 Net Liabilities Certificate. No later than one day prior to the Closing Date, Parent shall have received a certificate of the Company signed by its Chief Executive Officer and its President as to the amount of the Net Liabilities of the Company as of the Closing Date (the "Net Liabilities Certificate"). Such Net Liabilities Certificate shall constitute a representation and warranty made by the Company under Section 3.14.

         8.15 Financial Information. The Company shall have delivered to Parent (i) an audited consolidated balance sheet of the Company and the related consolidated statement of income, stockholders equity and cash flows for the 9-month period ended September 30, 2003, together with the report of Ernest & Young LLP thereon, and (ii) a SAS 100 review by Ernst & Young LLP of the Company's consolidated financial statements for any quarterly period subsequent to September 30, 2003 and prior to Closing; provided, that Closing occurs at least fifteen (15) business days after the end of such period.

                                    ARTICLE 9
                                     CLOSING

         On the Closing Date at the location of the Closing the Company and Parent shall execute and deliver all documents and agreements the receipt of which are conditions to the obligations of the other to consummate the Merger.

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

                                   ARTICLE 10
                                 INDEMNIFICATION

         10.1 Survival of Representations, etc. All statements contained in any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement shall be deemed to be representations and warranties by such party hereunder. The representations and warranties contained herein shall survive the Closing Date, and claims based upon or arising out of such representations and warranties, as well as any claims based upon or arising out of any covenants and agreements herein or made hereunder, may be asserted at, any time before the 18 month anniversary of the Closing Date for all representations and warranties (the "Claim Expiration Date"); provided, however, that the representations and warranties contained in Sections 3.14 and 3.23 shall survive until, and Claims based upon or arising out of such representations and warranties, and claims pursuant to Section 10.2(a)(ii) hereof, may be asserted at any time prior to, the fourth anniversary of the Closing Date (the "Tax and Financial Statement Claim Expiration Date"). No investigation made by any of the parties hereto (whether prior to, on or after the Closing Date) shall in any way limit the representations and warranties of the parties. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided pursuant to a Claim Notice in accordance with the terms of this Article 10 herein.

         10.2 Indemnification. (a) (i) General. Subject in all cases to the limits of Section 10.2(c) and Section 10.4, subsequent to the Closing, the Stockholders (other than holders of Dissenting Shares) at the Effective Time (the "Indemnifying Parties") shall indemnify Parent, its Affiliates, and each of their respective, officers, directors, employees, stockholders and agents ("Parent Indemnified Parties") against, and hold each of the Parent Indemnified Parties harmless from, any damage, claim, loss, cost, Tax, Liability or expense, including without limitation, judgments, settlements, interest, penalties, reasonable attorneys' fees and expenses of investigation, response action, removal action or remedial action (collectively "Damages") incurred by any such Parent Indemnified Party, that are incident to, arise out of, in connection with, or related to, the breach of any warranty, representation, covenant or agreement of the Company or any schedule hereto or in any certificate or instrument of conveyance delivered by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby. The Indemnifying Parties shall not be required to make any indemnification payment pursuant to this Section 10.2(a)(i) unless a Claim is initiated prior to the Tax and Financial Statement Claim Expiration Date (for claims for breaches of representations and warranties contained in Sections 3.14 and 3.23 hereof) or the Claim Expiration Date (for all other claims).

                           (ii)     The Indemnifying Parties shall indemnify,
save and hold the Parent Indemnified Parties harmless from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any Taxes of any of the Company and the Subsidiaries of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the balance sheets (rather than in any notes thereto) contained in the most recent Financial Statements, as such reserve is adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns, and (ii) the unpaid Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would by payable if the relevant Tax period ended on the Closing Date.

         The term "Damages" as used in this Section 10.2 is not limited to matters asserted by third parties against Parent Indemnified Parties, but includes Damages incurred or sustained by such Persons in the absence of third party claims.

                  (b)      Procedure for Claims.

                  If a claim for indemnification pursuant to Section 10.2 (a "Claim") is to be made by a Parent Indemnified Party entitled to indemnification hereunder, the Parent Indemnified Party claiming such indemnification (the "Indemnified Party") shall give written notice (a "Claim Notice") to the Stockholder Representative promptly after the Indemnified Party becomes aware of any fact, condition or event which the Company reasonably anticipates may give rise to Damages for which indemnification may be sought under this Section 10.2, and such Claim Notice shall specify in reasonable detail the individual items of Damages, the basis for the anticipated liability and the nature of the breach of representation, warranty, covenant or agreement giving rise to such Damages. The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except and only to the extent that, the Indemnifying Party is damaged or prejudiced in any material respect by such failure, and then only to the extent thereof. In the case of a Claim brought pursuant to Section 10.2(a)(i) involving the assertion of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, but not including any Tax Contest, a "Third-Party Claim"), if the Indemnifying Party shall acknowledge in writing to the Indemnified Party that the Indemnifying Party shall be obligated to indemnify the Indemnified Party under the terms of its indemnity hereunder in connection with such Third-Party Claim, then (A) the Stockholder Representative shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Stockholder Representative shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. In the event the

Stockholder Representative elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this
Section 10.2(b), the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall be entitled, at the Indemnified Party's cost, risk and expense (if such Claim represents Damages for which indemnification is due), to retain one firm of separate counsel of its own choosing. If the Stockholder Representative fails to assume the defense of such Third-Party Claim in accordance with this Section 10.2(b) within fifteen (15) calendar days after receipt of the Claim Notice, the Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Stockholder Representative) have the right to undertake, at the Indemnifying Party's cost, risk and expense (if such Claim represents Damages for which indemnification is due), the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Indemnifying Party; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Stockholder Representative, which consent shall not be unreasonably withheld. In the event the Stockholder Representative assumes the defense of the claim, the Stockholder Representative shall keep the Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Indemnified Party assumes the defense of the claim, the Indemnified Party shall keep the Stockholder Representative reasonably informed of the progress of any such defense, compromise or settlement. The Indemnifying Party shall be liable for any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 10.2(b) and for any final judgment (subject to any right of appeal).

                  (c)      Indemnity Escrow Shares Sole Recourse.

         With respect to each claim for indemnity under this Section 10.2, the liability of each Indemnifying Party shall be limited to his pro rata portion of the claim amount, in proportion to the proportionate ownership of the Common Stock and Preferred Stock immediately prior the Effective Date. In no event shall any Indemnifying Party's obligation to provide indemnification exceed the amount of such Indemnifying Party's interest in the Indemnity Escrow Shares (the "Damage Cap"); provided, however, that the Damage Cap shall not apply in the case of a claim related to a breach of the representations and warranties contained in Sections 3.14 or 3.23 or a claim pursuant to Section 10.2(a)(ii). For purposes of determining the number of shares of Parent Stock to be delivered to a Parent Indemnified Party out of the escrow account, the Indemnity Escrow Shares shall be valued at the Closing Price.

         10.3 No Right of Contribution. After the Closing, the Indemnifying Parties shall have no right of contribution against the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of the Company.

         10.4     Threshold; Limitations on Indemnity.

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

         With respect to Claims made pursuant to Section 10.2(a)(i), the Parent Indemnified Parties shall not be entitled to recover for any Damages from the Indemnity Escrow Shares until such time as the Damages claimed by the Parent Indemnified Parties pursuant to such Sections in the aggregate exceed an amount equal to one percent (1%) of the aggregate value of the Indemnity Escrow Shares, valued at the Closing Price (the "Damage Threshold"), at which time the Parent Indemnified Parties shall be entitled to be indemnified against and compensated and reimbursed for all such Damages, including the initial one percent (1%) thereof. Notwithstanding the foregoing, the Damage Threshold shall not apply in the case of a claim related to a breach of the representations and warranties set forth in Sections 3.14 or 3.23 or in the case of a claim made pursuant to
Section 10.2(a)(ii).

         10.5     Stockholder Representative; Power of Attorney.

                  (a) Stockholder Representative. In the event that the Merger is approved by the Stockholders, effective upon such vote, and without further act of any Stockholder, the Stockholder Representative shall for each Stockholder (other than stockholders, if any, as shall have perfected their dissenters' rights under the DGCL) enter into the Indemnity Escrow Agreement, and take all actions required or permitted under the Indemnity Escrow Agreement or this Agreement with respect to the interests and rights of the Stockholders with respect to the indemnity under this Article 10. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Stockholder Representative may not be removed unless holders of a majority of the Indemnity Escrow Shares agree to such removal and to the identity of the substituted Stockholder Representative. Any vacancy in the position of Stockholder Representative may be filled by approval of the holders of a majority of the Indemnity Escrow Shares. No bond shall be required of the Stockholder Representative, and the Stockholder Representative shall not receive compensation for his services. Notices or communications to or from the Stockholder Representative shall constitute notice to or from each of the Stockholders.

                  (b) Exculpation. The Stockholder Representative shall not be liable for any act done or omitted hereunder as Stockholder Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders (other than stockholders, if any, as shall have perfected their dissenters' rights under the DGCL) shall jointly and severally indemnify the Stockholder Representative and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, which may be paid from the Indemnity Escrow Shares, if any, after all claims by the Parent Indemnified Parties have been satisfied.

                  (c) Actions of the Stockholder Representative. A decision, act, consent or instruction of the Stockholder Representative shall constitute a decision for all of the Stockholders for whom a portion of the Indemnity Escrow Shares otherwise issuable to them are deposited with the Depositary Agent pursuant to the Indemnity Escrow Agreement, and shall be final, binding and conclusive upon each of such Stockholders, and the Depositary Agent and Parent may rely exclusively upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of every such

Stockholder. The Depositary Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Representative.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1     Termination.

                  (a) This Agreement may be terminated at any time prior to the Effective Time:

                           (i)      By the written agreement of Parent and the
Company;

                           (ii)     By Parent or the Company if the Closing
shall not have occurred on or before February 28, 2004 or if the satisfaction of any condition set forth in Article 7 or Article 8 on or before such date is or becomes impossible, other than due to a breach of this Agreement by the party seeking to terminate; unless Parent has not received the Fairness Approval or if the parties have not received the requisite governmental Consents (set forth in Sections 7.3 and 8.3 herein), in which case such date shall be extended to April 30, 2004;

                           (iii)    By Parent or the Company if there shall be a
final nonappealable order of a federal or state court in effect preventing consummation of the Merger.

                  (b)      In the event of termination of this Agreement:

                           (i)      The provisions of this Article XI and the
Confidentiality Agreement shall continue in full force and effect; and

                           (ii)     Except as expressly provided in subsection
(c) of this Section 11.1 or elsewhere in this Agreement, no party hereto shall have any liability to any other party to this Agreement, except for any willful breach of, or knowing misrepresentation made in, this Agreement occurring prior to the formal termination of this Agreement.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent, or by Parent or Sub without the prior written consent of the Company.

         11.3 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered in person or by courier, sent by facsimile transmission, sent via overnight delivery service or mailed by registered or certified mail (such notice to be effective upon receipt), as follows:

         If prior to the Closing, to the Company:

                  Spinnaker Networks, Inc.
                  301 Alpha Drive
                  Pittsburgh, Pennsylvania 15238

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

                  Attn: Ronald P. Bianchini, Jr.
                  Facsimile: (412) 968-9238

         With a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, California 94304-1050
                  Attn: Issac J. Vaughn, Esq.
                        Richard S. Arnold, Jr., Esq.
                  Facsimile: (650) 493-6811

         If to Parent or Sub or, if after the Closing, to the Surviving
Corporation:

                  Network Appliance, Inc.
                  495 E. Java Drive
                  Sunnyvale, California 94089
                  Attn: General Counsel
                  Facsimile:

         With a copy to:

                  Latham & Watkins LLP
                  135 Commonwealth Drive
                  Menlo Park, California 94025
                  Attn: Patrick Pohlen, Esq.
                  Facsimile: (650) 463-2600

or to such other place and with such other copies as any party may designate as to itself by written notice to the others.

         11.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, without giving effect to any choice of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

         11.5 Representation By Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

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         11.6     Entire Agreement; Amendments and Waivers. This Agreement,
together with the Ancillary Agreements and all exhibits and schedules hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.7 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.9 Expenses. Each party will pay for its own legal, accounting and other costs and expenses incurred with respect to the negotiation and execution of this Agreement, except that upon the consummation of the Merger, Parent shall assume the Company's legal, accounting, financial advisory and other professional costs and expenses incurred with respect to the negotiation, execution and consummation of this Agreement.

         11.10 Publicity. Neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date. Notwithstanding the foregoing, Parent shall be permitted to make any public statement without obtaining the consent of the Company if (i) the disclosure is required by law or the requirements of NASDAQ National Market and (ii) Parent has first used its reasonable efforts to consult with (but not to obtain the consent of) the Company about the form and substance of such disclosure.

         11.11 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, except as specifically set forth in Article 10 hereof.

         11.12 Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement or the transactions contemplated hereby, including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an "Arbitrable Claim"), shall be settled by final and binding arbitration conducted in San Francisco, California. All such Arbitrable Claims shall be settled by three (3) arbitrators in

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accordance with the Commercial Arbitration Rules then in effect of the American
Arbitration Association ("AAA"). Such arbitrators shall be provided through AAA by mutual agreement of the parties; provided, that, absent such agreement, the arbitrators shall be appointed by AAA. In either event, such arbitrators may not have any preexisting, direct or indirect relationship with any party to the dispute. EACH PARTY HERETO EXPRESSLY CONSENTS TO, AND WAIVES ANY FUTURE OBJECTION TO, SUCH FORUM AND ARBITRATION RULES. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the SEC and the NASDAQ National Market if applicable), neither party nor the arbitrators shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. NOTWITHSTANDING THE FOREGOING SENTENCE, THIS DISPUTE RESOLUTION PROCEDURE IS INTENDED TO BE THE EXCLUSIVE METHOD OF RESOLVING ANY ARBITRABLE CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT. The arbitration procedures shall follow the substantive law of the State of California, including the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement and specifically excepting therefrom sections of any such statute dealing with discovery and sections requiring notice of the hearing date by registered or certified mail. The arbitrators shall determine the prevailing party and shall include in their award that party's reasonable attorneys' fees and costs.

         11.13 Waiver of Jury Trial. Consistent with the intention of Section 11.12, each signatory to this Agreement hereby waives its respective right to a jury trial of any permitted claim or cause of action arising out of this Agreement, any of the transactions contemplated hereby, or any dealings between any of the signatories hereto relating to the subject matter of this Agreement or any of the transactions contemplated hereby. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this agreement or any of the transactions contemplated hereby, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this agreement, any of the transactions contemplated hereby or to any other document or agreement relating to the transactions contemplated hereby.

         11.14    Service of Process; Consent to Jurisdiction.

                  (a) SERVICE OF PROCESS. EACH OF THE PARTIES HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PROCESS, PLEADING, NOTICES OR OTHER PAPERS BY THE MAILING OF COPIES THEREOF BY REGISTERED, CERTIFIED OR FIRST CLASS MAIL, POSTAGE PREPAID, TO SUCH PARTY AT SUCH PARTY'S ADDRESS SET FORTH HEREIN, OR BY ANY OTHER METHOD PROVIDED OR PERMITTED UNDER CALIFORNIA LAW.

                  (b) CONSENT AND JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (I) AGREES THAT ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT MAY BE

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BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF
CALIFORNIA OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OR WILL NOT ACCEPT JURISDICTION, IN ANY COURT OF GENERAL JURISDICTION IN THE COUNTY OF SANTA CLARA, CALIFORNIA; (II) CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING; AND (III) WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT.

         11.15 Attorney Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement in accordance with the provisions hereof, the prevailing party shall be entitled to recover its actual out-of-pocket costs and expenses, including without limitation reasonable attorneys' fees reasonably incurred in connection with such action, including any appeal of such action.

                                   * * * * * *

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         IN WITNESS WHEREOF, each party hereto has executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                                                NETWORK APPLIANCE, INC.
                                                a Delaware corporation

                                                By: ____________________________
                                                    Name:
                                                    Title:

                                                NAGANO SUB, INC.
                                                a Delaware corporation

                                                By: ____________________________
                                                    Name:
                                                    Title:

                                                SPINNAKER NETWORKS, INC.
                                                a Delaware corporation

                                                By: ____________________________
                                                    Name:
                                                    Title:

                                      S-1